Exhibit 2.1

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) is effective as of June 8, 2021, by and among (i) CROSS COUNTRY HEALTHCARE, INC., a Delaware corporation (the “Buyer”), (ii) WORKFORCE SOLUTIONS GROUP, INCORPORATED, a California corporation (“WSG”), HEALTH TALENT STRATEGIES, INC., a California corporation (“HTS”), TALENT STRATEGIES, INC., a California corporation (“TSI” and together with WSG and HTS, the “Sellers” and each a “Seller”), and (iii) PAMELA JUNG (the “Owner”).  The Sellers and the Owner are each referred to in this Agreement as a “Seller Party” and, collectively, as the “Seller Parties.” The Seller Parties and the Buyer are each referred to in this Agreement as a “Party” and, collectively, as the “Parties.”

RECITALS

A.            The Sellers are engaged in the Business throughout the United States.

B.            The Owner owns 97 % of the issued and outstanding equity interests in WSG, and WSG is the owner of all the issued and outstanding equity interests in each of HTS and TSI.

C.            The Sellers wish to sell to the Buyer, and the Buyer wishes to purchase from the Sellers, the Business, and in connection therewith the Buyer is willing to assume certain liabilities and obligations of the Sellers relating thereto, all upon the terms and subject to the conditions set forth herein.

AGREEMENT

In consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I
PURCHASE AND SALE

Section 1.1             Purchase and Sale of the Assets.  Upon the terms and subject to the conditions of this Agreement, at the Closing, the Sellers shall sell and deliver to the Buyer (or its designated subsidiary) all of the Sellers’ rights, title and interest, direct or indirect, in and to all assets, properties and rights of every kind, whether tangible or intangible, real, personal or mixed, accrued or contingent (including goodwill), related to, used or held for use in connection with the Business, as the same shall exist on the Closing Date, other than the Excluded Assets, in each case, free and clear of all Encumbrances (collectively, the “Purchased Assets”), including all of the Sellers’ rights, title and interest in and to the following:

(a)            the customer contracts specified in Schedule 1.1(a) (“Customer Contracts”);

(b)            the vendor and supplier contracts specified in Schedule 1.1(b) (“Vendor & Supplier Contracts”);

(c)            the other contracts specified in Schedule 1.1(c) (the “Other Contracts”);

(d)            the real property leases specified in Schedule 1.1(d) (the “Assumed Real Property Leases”);

(e)            the Accounts Receivable of the Business;

(f)            all Intellectual Property (and all derivations thereof) used or held for use in the Business, including Trademarks, know-how, computer data bases, data, software and other proprietary technology, and Sellers Names;

(g)            the customer lists, business records and other books with respect to the Business;

(h)            the licenses, permits, certificates and other governmental authorizations and approvals specified in Schedule 1.1(h) to the extent transferrable (collectively, the “Licenses and Permits”);

(i)            all relationships with the customers of the Business;

(j)            all Current Assets;

(k)            all credits, prepaid expenses, advance payments, security deposits, escrows, and other prepaid items of the Sellers arising from or related to the Business;

(l)            the bank account of the Sellers listed on Schedule 1.1(l);

(m)          all Form I-9 employment eligibility verification forms of any employee of a Seller; and

(n)            all goodwill relating to the Purchased Assets and the Business.

Section 1.2              Excluded Assets.  Notwithstanding anything contained in Section 1.1 to the contrary, the Sellers are not selling, and the Buyer is not purchasing, any of the following assets of the Sellers, all of which shall be retained by the Sellers (collectively, the “Excluded Assets”):

(a)            all of the Sellers’ cash and cash equivalents, whether on hand, in transit or in bank or deposit accounts, in each case, to the extent not included in Closing Net Working Capital;

(b)            the assets, properties, contracts and rights set forth on Schedule 1.2(b);

(c)            all refunds of Taxes of the Sellers;

(d)            any Tax refunds arising with respect to the Business or the Purchased Assets with respect to a taxable period ending on or before the Closing Date;

(e)            all Tax Returns of the Sellers;

(f)            all prepaid income Taxes;

(g)            the Sellers’ minute books and shareholder register;

(h)            all claims and benefits under insurance policies of the Sellers;

(i)            all personnel files, payroll records and other personnel records of any employee (current or former) of a Seller (except to the extent the employee consents to the transfer thereof to Buyer and excluding any employment eligibility verification forms specified in Section 1.1(m));

(j)             (i) any attorney-client privilege of a Seller or associated with the Business as a result of legal counsel representing such Seller, in connection with the transactions contemplated by this Agreement or any Ancillary Agreement; and (ii) all files maintained by legal counsel as a result of the representation of a Seller or the Business and in connection with providing legal assistance to a Seller, and all files maintained by such Seller, in connection with the transactions contemplated by this Agreement or any Ancillary Agreement for the purposes of seeking or obtaining legal assistance from legal counsel representing such Seller;

(k)            the equity securities of HTS and TSI;

(l)            the bank accounts of the Sellers not listed on Schedule 1.1(l)

(m)          any rights in connection with the assets of the Benefit Plans maintained by or contributed to by the Sellers or any ERISA Affiliates; and

(n)            all rights of the Seller Parties under this Agreement and the Ancillary Agreements.

Section 1.3              Assumed Liabilities.  In connection with the purchase and sale of the Purchased Assets pursuant to this Agreement, at the Closing, the Buyer (or its designated subsidiary) shall assume only the liabilities and obligations of the Sellers with respect to (a) the Current Liabilities, and (b) the executory obligations under the Assumed Contracts solely to the extent that such obligations relate to the period after the Closing and are not Excluded Contract Liabilities (the “Assumed Liabilities”).

Section 1.4              Excluded Liabilities.  Except for the Assumed Liabilities, notwithstanding any other provision of this Agreement to the contrary or any disclosure to the Buyer, the Buyer is not assuming (and the Sellers shall retain without recourse to the Buyer) any liabilities or obligations of the Seller Parties whatsoever, whether direct or indirect, known or unknown, absolute or contingent, matured or unmatured, and currently existing or hereinafter arising, including, without limitation, any of the following (the “Excluded Liabilities”):

(a)            any liability of any Seller Party under this Agreement or any Ancillary Agreement or on account of the transactions contemplated hereby, including any liability of a Seller Party to attorneys, accountants, brokers or others for services rendered or expenses incurred by or on behalf of the Sellers (collectively, the “Transaction Expenses”);

(b)            any wages, salary, bonuses, commissions, overtime pay, retention pay, vacation or holiday pay, or other accrued benefits pay or other liabilities relating to the employees of the Sellers or other amounts due to any employees, former employees, directors, consultants or advisors of the Sellers that accrue on or before the Transition Date, and any severance relating to employees of the Sellers who do not become Transferred Employees, whether or not as a result of the execution of and performance contemplated by, this Agreement, except as set forth in Section 5.4(a)(v) or the Employee Leasing Agreement;

(c)            (i) Taxes of the Sellers, the Owners or Affiliate of the Sellers (including for the avoidance of doubt, Taxes imposed or borne under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local, or foreign Law), as a transferee or successor, by contract or otherwise); (ii) Taxes imposed with respect to the operation of the Business or the ownership of the Purchased Assets for any Pre-Closing Tax Period (including any deferred payroll Taxes); (iii) Taxes imposed on or with respect to the ownership or operation of the Excluded Assets or that are attributable to any asset or business of the Sellers that is not part of the Purchased Assets; and (iv) claims asserted against the Buyer, its business or the Purchased Assets by reason of failure to comply with any bulk sales, bulk transfer or similar laws.

(d)            any liability of any Seller Party relating to, resulting from, caused by or arising out of the ownership, operations or control of the Business by any Seller Party on or before the Closing Date (other than the Assumed Liabilities), including any liability arising out of Competition Laws;

(e)            all Indebtedness of any Seller Party, including, for the avoidance of doubt, the PPP Loan and any liabilities arising out of or relating to the PPP Loan;

(f)            any liability relating to or arising out of any Environmental Liabilities existing on, arising during or resulting from periods prior to, the Closing Date;

(g)            any liability, duty or responsibility arising under or related to any Benefit Plans maintained by or contributed to by the Sellers or any ERISA Affiliate, including all costs associated with terminating such Benefit Plans;

(h)            any liability relating to or arising out of any owned real property or any real property leased, subleased or licensed to a Seller existing on, arising during or resulting from periods prior to, the Closing Date;

(i)            any liability with respect to the Sellers’ owned or leased vehicles, trailers or equipment;

(j)            any liability with respect to accounts payable by any Seller Party or with respect to the Business other than the Current Liabilities;

(k)            any liability arising under an Assumed Contract with respect to any actual or alleged breach, default or other failure to perform by the Sellers under an Assumed Contract occurring or alleged to have occurred at or prior to the Closing (provided that no Seller Party shall be responsible for any liability for a continued, breach, default or other failure to perform following the Closing) (the liabilities referred to in the foregoing, collectively, “Excluded Contract Liabilities”);

(l)            any liability arising out of or relating to the Excluded Assets;

(m)          any liability relating to any claim, action, suit, dispute, proceeding (at Law or in equity), arbitration existing on, or resulting from periods prior to, the Closing Date or investigation;

(n)            any liability related to any workers’ compensation, professional liability or occupational health and safety claim arising, or resulting from periods, prior to the Closing, including any liability incurred by not reported, prior to the Closing;

(o)            credit card program, including all outstanding liabilities incurred or charged on such credit cards as of the Closing Date to the extent not included in Closing Net Working Capital; and

(p)            any other liability (whether contingent, actual or contractual), disclosed or undisclosed, of any Seller Party that is not expressly assumed by the Buyer pursuant to Section 1.3.

Section 1.5              Consideration.  In full consideration for the Purchased Assets, at the Closing, the Buyer shall (a) pay or transfer, or cause to be paid or transferred, to the Sellers the following amounts: (I) an amount in cash equal to $25,000,000 (the “Cash Consideration”), subject to adjustment and payable in accordance with Sections 1.7, 1.8 and 1.9, and (II) the Buyer Shares with an aggregate value of $5,000,000 calculated based on the average closing price of such common stock over the five (5) trading days immediately preceding the Closing Date (the “Equity Consideration” and, together with the Cash Consideration, the “Purchase Price”); and (b) assume the Assumed Liabilities.

Section 1.6              Closing.  The sale and purchase of the Purchased Assets shall take place at a closing (the “Closing”) to be deemed held at the offices of Morgan, Lewis & Bockius LLP, 1701 Market Street, Philadelphia, PA 19103 at 10:00 a.m., Eastern Time on the date hereof (the “Closing Date”).  The Closing shall be held by the remote exchange of documents unless another method or place is agreed in writing by the Parties.

Section 1.7              Payment of Purchase Price.  At the Closing, the Buyer shall (a) pay to WSG by wire transfer of immediately available funds an amount equal to the Cash Consideration, plus (i) the Closing Net Working Capital Adjustment Amount, minus (ii) the Closing Indebtedness Amount, minus (iii) the Cash Escrow Amount, minus (iv) the Transaction Expenses, minus (v) R&W Insurance Policy Cost, minus (vi) the PPP Escrow Amount (such net amount, the “Closing Date Cash Payment”), and plus (vii) $100,000 (b) deliver to WSG the Equity Consideration less the Equity Escrow Amount in accordance with Section 6.2(b), (c) deliver the Cash Escrow Amount and the Equity Escrow Amount to the Escrow Agent for deposit into two separate escrow accounts established pursuant to the terms of the Escrow Agreement to be held and disbursed in accordance with this Agreement and the Escrow Agreement, (d) deliver the Closing Indebtedness Amount to the Persons set forth on Schedule 5.6 in satisfaction of such Indebtedness, (e) deliver the Transaction Expenses to the Persons set forth on Schedule 1.7 and (f) deliver the PPP Escrow Amount to the PPP Escrow Agent for deposit into an escrow account established pursuant to the terms of the PPP Escrow Agreement to be held and disbursed in accordance with the PPP Escrow Agreement.

Section 1.8              Closing Statement.  At least three (3) Business Days prior to the Closing Date, WSG shall prepare and deliver to the Buyer a certified statement (the “Closing Statement”) reflecting (a) the Sellers’ good-faith estimates of (i) the Closing Net Working Capital as of the Closing Date, (ii) the Closing Net Working Capital Adjustment Amount, (iii) the Indebtedness of the Sellers as of the Closing (the “Closing Indebtedness Amount”), and (iv) the resulting Closing Date Cash Payment, in each case, with reasonable supporting documentation, and (b) the wiring instructions for the account or accounts to which the Closing Date Cash Payment should be transferred.  WSG shall perform such estimate and calculation based on the methodologies, practices and procedures used in the preparation of the Audited Financial Statements, to the extent consistent with GAAP, otherwise GAAP shall apply, except as otherwise specifically set forth within the sample statement of Closing Net Working Capital set forth on Exhibit A attached hereto.

Section 1.9              Post-Closing Adjustment of Purchase Price.

(a)            As soon as reasonably practicable after the Closing Date, and in any event no later than ninety (90) days following the Closing Date, the Buyer shall prepare and deliver to WSG a certificate (the “Adjustment Statement”) setting forth the Buyer’s calculation of the actual Closing Net Working Capital as of the Closing Date and the corresponding Closing Net Working Capital Adjustment Amount (the “Final Closing Net Working Capital Adjustment Amount”), and the actual Closing Indebtedness Amount (the “Final Closing Indebtedness Amount”) and the corresponding Closing Indebtedness Adjustment Amount (the “Final Closing Indebtedness Adjustment Amount”), with reasonable supporting documentation.  The Buyer shall perform such calculation based on the methodologies, practices and procedures used in the preparation of the Audited Financial Statements, to the extent consistent with GAAP, otherwise GAAP shall apply, except as otherwise specifically set forth within the sample statement of Closing Net Working Capital set forth on Exhibit A attached hereto.

(b)            During the 30-day period following WSG’s receipt of the Adjustment Statement, WSG and its representatives shall be entitled to review the books and records of Buyer applicable to the Adjustment Statement, as reasonably requested by WSG or its representatives during normal business hours and subject to reasonable restrictions as the Buyer may impose on such access.  The Adjustment Statement shall become final and binding on the date that is thirty (30) days following delivery and confirmed receipt thereof, unless prior to the end of such period, WSG delivers to the Buyer written notice of its disagreement (a “Notice of Disagreement”) specifying the nature and amount of any dispute as to the Closing Net Working Capital or Closing Indebtedness Amount as set forth in the Adjustment Statement (including any omissions therefrom).  WSG shall be deemed to have agreed with all items and amounts of Closing Net Working Capital or Closing Indebtedness Amount not specifically referenced in the Notice of Disagreement, and such items and amounts shall not be subject to review in accordance with this Section 1.9(b).  Any Notice of Disagreement may reference only disagreements based on mathematical errors or based on amounts of the Closing Net Working Capital or Closing Indebtedness Amount as reflected on the Adjustment Statement not being calculated in accordance with this Agreement.

(c)            During the 15‑day period following delivery of a Notice of Disagreement by WSG to the Buyer, the Parties in good faith shall seek to resolve in writing any differences that they may have with respect to the computation of the Closing Net Working Capital or Closing Indebtedness Amount as specified therein.  Any disputed items resolved in writing between WSG and the Buyer within such 15‑day period shall be final and binding with respect to such items, and if WSG and the Buyer agree in writing on the resolution of each disputed item specified by WSG in the Notice of Disagreement and the amount of the Closing Net Working Capital or the Closing Indebtedness Amount, the amount so determined shall be final and binding on the Parties for all purposes hereunder.  If WSG and the Buyer have not resolved all such differences by the end of such 15‑day period, WSG and the Buyer shall use reasonable best efforts to promptly agree upon and submit, in writing, to an independent public accounting firm (the “Independent Accounting Firm”).  The Independent Accounting Firm shall consider only those items and amounts in WSG’s and the Buyer’s respective calculations of the Closing Net Working Capital or the Closing Indebtedness Amount that are identified as being items and amounts to which WSG and the Buyer have been unable to agree.  In resolving any disputed item, the Independent Accounting Firm may not assign a value to any item greater than the greatest value for such item claimed by either Party or less than the smallest value for such item claimed by either Party.  The Independent Accounting Firm shall be agreed upon in writing by WSG and the Buyer.  In acting under this Agreement, the Independent Accounting Firm will be entitled to the powers, privileges and immunities of an arbitrator.  The costs of any dispute resolution pursuant to this Section 1.9(c), including the fees and expenses of the Independent Accounting Firm and of any enforcement of the determination thereof, shall be borne by WSG and the Buyer in inverse proportion as they may prevail on the matters resolved by the Independent Accounting Firm, which proportionate allocation shall be calculated on an aggregate basis based on the relative dollar values of the amounts in dispute and shall be determined by the Independent Accounting Firm at the time the determination of such firm is rendered on the merits of the matters submitted.  The Independent Accounting Firm’s determination of the dispute and allocation of fees, costs and expenses shall be conclusive and binding on the Parties absent fraud or manifest error.

(d)            Within two (2) Business Days after the Closing Net Working Capital, the Closing Net Working Capital Adjustment Amount, the Closing Indebtedness Amount and the Closing Indebtedness Adjustment Amount are finally determined pursuant to Section 1.9(b) and Section 1.9(c), the Purchase Price shall be adjusted as follows:

(i)            if the Final Closing Net Working Capital Adjustment Amount plus the Closing Indebtedness Adjustment Amount is greater than the Closing Net Working Capital Adjustment Amount plus the Final Closing Indebtedness Adjustment Amount as set forth on the Closing Statement, then the Buyer shall pay to WSG an amount equal to such difference within two (2) Business Days; and

(ii)            if the Final Closing Net Working Capital Adjustment Amount plus the Closing Indebtedness Adjustment Amount as set forth in the Adjustment Statement is less than the Closing Net Working Capital Adjustment Amount plus the Final Closing Indebtedness Adjustment Amount as set forth on the Closing Statement (such amount, the “Shortfall Amount”), then the Seller Parties shall be obligated to pay to the Buyer within two (2) Business Days of WSG receiving notice of such Shortfall Amount, an amount equal to the Shortfall Amount.

(iii)            Any payments to be made pursuant to this Section 1.9 shall be made by wire transfer of immediately available funds as directed by the recipient of such payment.  Any payments made pursuant to this Section 1.9 will be treated as an adjustment to the Purchase Price for all Tax purposes unless otherwise required by applicable Law.

Section 1.10                 Allocation of Purchase Price.  Within 90 days after the date described in Section 1.9(d), the Buyer will prepare and deliver to WSG a draft schedule allocating the Purchase Price (as may be increased or decreased pursuant to the terms of this Agreement) and the Assumed Liabilities (plus any other relevant items treated as an amount received by the Sellers hereunder for income Tax purposes) among the Purchased Assets and the restrictive covenants in Section 5.3 for all purposes (including Tax and financial accounting) (the “Allocation Schedule”).  WSG shall, within 15 days of receipt of the Buyer’s draft Allocation Schedule, notify the Buyer in writing if WSG disagrees with such draft Allocation Schedule, and if WSG does not so notify the Buyer in writing within such 15-day period, the Allocation Schedule shall be final and binding on the Parties. If WSG timely notifies the Buyer in writing (pursuant to the immediately preceding sentence) that WSG objects to one or more items reflected in the draft Allocation Schedule, then the Buyer and WSG shall negotiate in good faith to resolve such objection.  If the Buyer and WSG resolve all of the disputed items within 15 days of WSG notifying the Buyer of the dispute in writing pursuant to this Section 1.10, then the Allocation Schedule shall be revised to reflect such resolution, and as so revised shall become final. In the event that the Buyer and WSG are unable to resolve such dispute within 15 days of WSG notifying the Buyer of the dispute in writing pursuant to this Section 1.10, each of the Buyer and WSG shall allocate the Purchase Price (as may be increased or decreased pursuant to the terms of this Agreement) and the Assumed Liabilities (plus any other relevant items treated as an amount received by the Sellers hereunder for income Tax purposes) among the Purchased Assets and the restrictive covenants in Section 5.3 for all purposes (including Tax and financial accounting) in its books, records, filings and Tax Returns (including Form 8594, if applicable) in accordance with its own determinations made in its sole discretion and no Party shall have any obligation or right of claim to the other Party with respect to such allocation and reporting. Any Allocation Schedule agreed between the Buyer and WSG pursuant to this Section 1.10 shall be binding upon the Buyer and WSG and their respective Affiliates and in such instance the Parties shall prepare all books and records and file all Tax Returns (including Form 8594, if required) in a manner consistent with the Allocation Schedule as so agreed between the Buyer and WSG. Any adjustments to the Purchase Price pursuant to this Agreement (including, for avoidance of doubt, pursuant to Section 1.13) after delivery of the initial Allocation Schedule shall be reflected in amendments to the Allocation Schedule made in a manner consistent with Treasury Regulation Section 1.1060-1 and the procedures set forth in this Section 1.10.

Section 1.11                 Nonassignable Contracts and Authorizations.  Notwithstanding anything to the contrary in this Agreement, no Purchased Asset shall be deemed sold, transferred or assigned to the Buyer pursuant to this Agreement if doing so without the consent or approval of any other Person would be ineffective or would in any way adversely affect the rights of the Sellers (or the Buyer as transferee or assignee), and such consent or approval is not obtained at or before the Closing.  In such case, to the extent possible, (i) the beneficial interest in or to such Purchased Asset (collectively, the “Beneficial Rights”) shall in any event pass at the Closing to the Buyer under this Agreement; and (ii) pending such consent or approval, the Buyer shall discharge the obligations of the Sellers under such Beneficial Rights (to the extent such obligations are Assumed Liabilities) as agent for the Sellers, and the Sellers shall act as the Buyer’s agent in the receipt of any benefit, right or interest received from the Beneficial Rights for a period of time not to exceed twelve (12) months following the Closing Date.  The Sellers shall use commercially reasonable efforts (and bear the costs of such efforts), and the Buyer shall cooperate in all reasonable respects, to obtain and secure all consents and approvals that may be necessary to effect the legal and valid sale, transfer or assignment of the Assumed Contracts or other Purchased Assets underlying the Beneficial Rights to the Buyer without any change in any of the material terms or conditions of such Assumed Contracts or other Purchased Assets, including their formal assignment or novation, if advisable (unless the Buyer otherwise consents in writing).  The Sellers shall make or complete such transfers as soon as reasonably possible and fully cooperate with the Buyer in any other reasonable arrangement designed to provide to the Buyer the benefits of such Assumed Contracts or other Purchased Assets, including enforcement at the cost and for the account of the Buyer of any and all rights of the Sellers against the other Party thereto arising out of the breach or cancellation thereof by such other Party or otherwise, and to provide for the discharge of any liability under such Assumed Contracts or other Purchased Assets, to the extent such liability constitutes an Assumed Liability.

Section 1.12                 Withholding.  The Buyer and its Affiliates shall be entitled to deduct and withhold from any amounts payable or otherwise deliverable pursuant to this Agreement such amounts as are required to be withheld with respect to the making of any payment under the Code and Treasury Regulations or any provision of any Law relating to Taxes.  At least two (2) days prior to any payment of Purchase Price by the Buyer to the Sellers, the Buyer will notify WSG of its intent to withhold or deduct any amounts pursuant to this Section 1.12 and the Buyer shall cooperate with WSG in good faith to reduce or eliminate the amount of any such withholding or deduction; provided, that such notice and cooperation shall not be required prior to withholding with respect to any compensatory amounts paid pursuant to this Agreement or withholding due to failure by a Seller to provide the certificate described in Section 6.1(d).  To the extent that amounts are so withheld and remitted by the Buyer or its Affiliates to the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such amounts would otherwise have been paid pursuant to this Agreement.

Section 1.13                 Earnout Payments.  In addition to the consideration payable to the Sellers pursuant to Section 1.6, the Sellers are entitled to receive certain additional consideration, on the terms and subject to the conditions and criteria set forth in this Section 1.13.

(a)                   As promptly as reasonably practicable following each Measurement Period, but in any event no later than 75 days after the end of each such Measurement Period, the Buyer shall prepare and deliver to WSG a statement (each, a “Measurement Statement”) setting forth Buyer’s good faith determination of (i) the Revenue in such Measurement Period (the “Estimated Revenue”), and (ii) the Gross Profit in such Measurement Period (“Estimated Gross Profit”).

(b)                  WSG and its representatives and accountants shall be entitled to review each Measurement Statement and the books and records of the Buyer applicable to the Business Unit and any work papers and other documents reasonably requested by WSG that are related to the Measurement Statement (subject to the protection of privileged attorney-client communications and work product) and shall have reasonable access to the Buyer’s Chief Financial Officer or direct report thereof in connection with such review at reasonable times and locations.  If WSG has a reasonable basis to object to the calculations set forth in or omitted from a Measurement Statement, WSG may deliver to the Buyer a written statement setting forth the WSG’s good faith objections in reasonable detail (a “Dispute Notice”).  If WSG (i) does not deliver a Dispute Notice to the Buyer within 45 days following receipt by WSG of a Measurement Statement, or (ii) at any time during such 45-day period notifies the Buyer in writing that WSG agrees with such Measurement Statement in its entirety, then in either event such Measurement Statement shall automatically become final, binding and conclusive on all Parties.  If WSG timely delivers a Dispute Notice, WSG and the Buyer shall attempt in good faith to resolve any objections contained in the Dispute Notice and upon such resolution will cause the Measurement Statement to be revised to reflect such resolution.  Such revised Measurement Statement (or the Measurement Statement prepared by the Buyer, if WSG does not object thereto) shall constitute the final Measurement Statement with respect to the applicable Measurement Period and shall be final and binding upon the Parties.  If WSG and the Buyer are unable to resolve any objection raised in a Dispute Notice within 30 days after the Buyer has received the Dispute Notice, then the dispute shall be submitted to the Independent Accounting Firm for resolution.  The Independent Accounting Firm shall be instructed by the Buyer and WSG to use commercially reasonable efforts to determine and report to the Buyer and WSG within 30 days after such submission.  The Independent Accounting Firm shall consider only those items and amounts which are identified in the Dispute Notice and which remain in dispute at the time of submission to the Independent Accounting Firm.  The Independent Accounting Firm shall act as an expert and not as an arbitrator, and for each item in dispute, it shall not assign a value greater than the greatest value for such item claimed by either the Buyer or WSG or a value smaller than the smallest value for such item claimed by either party, in each case as presented to the Independent Accounting Firm.  The report of the Independent Accounting Firm shall, except in the case of fraud or manifest mathematical error, be final, binding and conclusive on the Buyer and the Seller Parties.  The Parties shall each cooperate in good faith with and provide such documents and other information as the Intendent Accounting Firm may reasonably request (to the extent such documents and other information are within such Parties’ respective control or to which they reasonably have access).  The non-prevailing Party shall be responsible for the fees and expenses of the Independent Accounting Firm; provided that if the Independent Accounting Firm resolves the dispute so that the Sellers and the Buyer both prevail in part, the Seller Parties and the Buyer shall each pay the fees and expenses of the Independent Accounting Firm in the proportion that such dispute was resolved in favor of the other Party, which shall be determined by the Independent Accounting Firm.  Other than such fees and disbursements of the Independent Accounting Firm, the Buyer and the Seller Parties shall be responsible for their own respective costs and expenses incurred in connection with any actions taken by them pursuant to this Section 1.13.  The Estimated Revenue and Estimated Gross Profit for each Measurement Period as finally determined pursuant to this Section 1.13(b) or as otherwise agreed to by the Parties shall be referred to herein, as applicable, as the “Final Revenue” and “Final Gross Profit”, respectively, for that applicable Measurement Period.

(c)                   The additional consideration (“Earnout Payments”) payable to Sellers pursuant to this Section 1.13 is as follows:

(i)            Within five (5) Business Days after the determination of the Final Revenue and Final Gross Profit in the First Measurement Period, the Buyer shall pay to the Sellers the aggregate of the amounts set forth in clauses (A) and (B) below (such aggregate payment, the “First Earnout Payment”) in accordance with the provisions of Section 1.13(h):

(A)            If the Final Revenue in the First Measurement Period is greater than or equal to $70,000,000, then the First Earnout Payment shall include an amount between $0 and $3,750,000 determined by applying linear interpolation between $70,000,000 and $75,000,000 (the “First Revenue Earnout Payment”); provided, that the First Revenue Earnout Payment shall not exceed $3,750,000; and

(B)            If the Final Gross Profit in the First Measurement Period is greater than or equal to $18,500,000, then the First Earnout Payment shall include an amount between $0 and $3,750,000 determined by applying linear interpolation between $18,500,000 and $20,000,000 (the “First Gross Profit Earnout Payment”); provided, that the First Gross Profit Earnout Payment shall not exceed $3,750,000.

(ii)            Within five (5) Business Days after the determination of the Final Revenue and Final Gross Profit in the Second Measurement Period, the Buyer shall pay to the Sellers the aggregate of the amounts set forth in clauses (A) and (B) below (such aggregate payment, the “Second Earnout Payment”) in accordance with the provisions of Section 1.13(h):

(A)            If the Final Revenue in the Second Measurement Period is greater than or equal to $152,000,000, then the Second Earnout Payment shall include an amount between $0 and $3,750,000 determined by applying linear interpolation between $152,000,000 and $164,000,000 (the “Second Revenue Earnout Payment”); provided, that the Second Revenue Earnout Payment shall not exceed $3,750,000; and

(B)            If the Final Gross Profit in the Second Measurement Period is greater than or equal to $42,300,000, then the Second Earnout Payment shall include an amount between $0 and $3,750,000 determined by applying linear interpolation between $42,300,000 and $45,800,000 (the “Second Gross Profit Earnout Payment”); provided, that the Second Gross Profit Earnout Payment shall not exceed $3,750,000.

(iii)            In the event that the Sellers have not received the Maximum Earnout Amount (as defined below) following the Second Measurement Period, the Buyer shall pay to the Sellers the aggregate of the amounts set forth in clauses (A) and (B) below (such aggregate payment, the “Third Earnout Payment”) in accordance with the provisions of Section 1.13(h), provided that the Third Earnout Payment shall not exceed $5,000,000 and the aggregate Earnout Payments shall not exceed $15,000,000:

(A)            If the Final Revenue in the Third Measurement Period is greater than or equal to $254,000,000, then the Third Earnout Payment shall include an amount between $0 and $2,500,000 determined by applying linear interpolation between $254,000,000 and $275,000,000 (the “Third Revenue Earnout Payment”); provided, that the Third Revenue Earnout Payment shall not exceed $2,500,000; and

(B)            If the Final Gross Profit in the Third Measurement Period is greater than or equal to $68,800,000, then the Third Earnout Payment shall include an amount between $0 and $2,500,000 determined by applying linear interpolation between $68,800,000 and $75,300,000 (the “Third Gross Profit Earnout Payment”); provided, that the Third Gross Profit Earnout Payment shall not exceed $2,500,000.

(d)            Notwithstanding anything herein to the contrary, no Earnout Payment under this Section 1.13 for each Measurement Period shall exceed the amounts set forth in Section 1.13(c) with respect to such Measurement Period (the aggregate amount of such Earnout Payments with respect to each Measurement Period, the “Earnout Amount”), and the aggregate Earnout Amount earned during the First Measurement Period, Second Measurement Period and Third Measurement Period (if applicable) shall not exceed $15,000,000 (the “Maximum Earnout Amount”).  For the avoidance of doubt, if (i) the Final Revenue in the First Revenue Measurement Period is less than $70,000,000, (ii) the Final Revenue in the Second Measurement Period is less than $152,000,000, (iii) the Final Gross Profit in the First Measurement Period is less than $18,500,000, (iv) the Final Gross Profit in the Second Measurement Period is less than $42,3000,000, (v) the Final Revenue in the Third Measurement Period is less than $254,000,000, or (vi) the Final Gross Profit in the Third Measurement Period is less than $68,800,000, then the Buyer shall not be required to make any payment under this Section 1.13 for the applicable Measurement Period with respect to such financial metric, and any and all liability of the Buyer under this Section 1.13 with respect to such Measurement Period with respect to such financial metric shall be deemed fully discharged.

(e)            During the period from the Closing Date through the earlier of the end of Third Measurement Period and the moment the Maximum Earnout Amount is achieved, (i) Buyer  and the Owner shall, and shall cause its Affiliates to, (x) use commercially reasonable best efforts to operate the Business Unit in the ordinary course of business consistent with the Business Unit’s past practice during the 24-month period prior to the Closing or as described on Schedule 1.13 (including with respect to contractual terms, pricing, advertising and marketing expenses and capital expenditures), (y) grant Seller reasonable access to financial reports of the Business Unit generated in the ordinary course of business and maintain separate books and records of the Business Unit and provide WSG with quarterly updates for each applicable Measurement Period of the Revenue and Gross Profit within forty-five (45) days after each quarter-end, and (z) timely provide the Business Unit with complete copies of information relating to and/or requests for any pitches, proposals, and/or order fulfillments from, and the opportunity to participate in and respond to any opportunities with LAC; (ii) Buyer shall not, and shall cause its Affiliates to not, (x) take any action to intentionally reduce or decrease the Final Revenue or Final Gross Profit for any Measurement Period for the purpose of avoiding any payment of any portion of the amounts potentially payable pursuant to this Section 1.13 or (y) solicit or otherwise reallocate any Key Employees, except the foregoing shall not prohibit hiring sourced via general solicitations through advertisements or internal postings not specifically targeted at any Person; (iii) the day-to-day activities and affairs of the Business Unit shall be managed by Pamela Jung, provided that Ms. Jung remains employed by the Buyer or its Affiliates (and subject to the last sentence of this section); (iv) neither Buyer nor its Affiliates shall (x) terminate Ms. Jung without Cause or (y) take any action that would provide Ms. Jung with the ability to terminate her employment for Good Reason; and (v) Ms. Jung shall report directly to the Chief Executive Officer or one of his direct report.  Subject to the foregoing provision, each Seller Party acknowledges that subject to the foregoing (A) the Buyer will have the sole power and legal right to control all aspects of the Business Unit and (B) Ms. Jung will be subject to the policies and procedures of the Buyer or its Affiliates.

(f)            In the event of the sale of all or substantially all of the Purchased Assets or Business of the Sellers on or prior to the end of the First Measurement Period, as a condition to such sale, the amounts that remains earnable pursuant to the terms of this Section 1.13 but not yet earned shall be deemed earned and shall be paid to WSG upon the closing of such transaction; provided, however, that the foregoing shall not apply in the event of a sale of all or substantially all of Buyer and its Affiliates.

(g)            If, and to the extent, any business of the Business Unit or any business of the Buyer or its Affiliates is consolidated (the “Consolidated Business”) during a Measurement Period, the Key Employees or management of the Business Unit (in the event the Consolidated Business is awarded to the Business Unit) or the Buyer and its Affiliates (in the event the Consolidated Business is awarded to the Buyer or its Affiliates) shall provide the other business a reasonable opportunity to continue to provide the services such business was providing to the Consolidated Business on the same basis prior to such consolidation. By way of illustration, if following the Closing, the business generated by LAC for the Business Unit is consolidated into Buyer or an Affiliate of Buyer, outside of the Business Unit, then the Buyer will provide the Business Unit a reasonable opportunity to continue to provide those services that the Business Unit provided to LAC immediately prior to the consolidation and the parties will reasonably cooperate with each other to achieve the foregoing result.

(h)            Each Earnout Payment shall be paid by the Buyer in cash (the “Cash Earnout Payment Amount”).  The Buyer’s obligation to make each Earnout Payment, if any, pursuant to Section 1.13(c) shall be fully discharged and satisfied upon payment to the Sellers, by wire transfer of immediately available funds to an account designated by the Sellers, the Cash Earnout Consideration.

(i)             Any payments made pursuant to this Section 1.13 shall be treated by the Parties as an adjustment to the Purchase Price, unless otherwise required by Law

Section 1.14          Escrow.  The Buyer, on one hand, and the Sellers (as a Transaction Expense), on the other hand, shall be responsible for one-half of the fees and expenses of the Escrow Agent.  Promptly following the eighteen (18) month anniversary of the Closing Date, the Buyer and WSG shall deliver to the Escrow Agent a joint written instruction to release the portion of the Cash Escrow Amount (plus any earnings or interest earned thereon) that are not subject of a claim pursuant to Section 7.2(c) that is pending as of the eighteen (18) month anniversary of the Closing Date to the Sellers.  Following the resolution of any claim for indemnification under Section 7.2(c), the Buyer and WSG shall deliver to the Escrow Agent a joint written instruction to release all amounts relating to such resolved claim to the appropriate Party pursuant to the terms of the Escrow Agreement and joint written instruction.  Following the five (5) year anniversary of the Closing Date, Buyer and WSG shall deliver to the Escrow Agent a joint written instruction to release the portion of the Equity Escrow Amount (plus any earnings or interest earned thereon) that are not subject of a claim pursuant to Section 7.2(f) that is pending as of the five (5) year anniversary of the Closing Date to the Sellers.  Following the resolution of any claim for indemnification under Section 7.2(f), the Buyer and WSG shall deliver to the Escrow Agent a joint written instruction to release all amounts relating to such resolved claim to the appropriate Party pursuant to the terms of the Escrow Agreement and joint written instruction.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES

The Seller Parties, jointly and severally, hereby make the following representations and warranties set forth in this Article II to the Buyer as of the Closing.  The representations and warranties are made subject to the exceptions and other matters disclosed in the disclosure schedules attached as Exhibit B to this Agreement (the “Disclosure Schedules”).

Section 2.1              Organization and Qualification.  The Sellers are corporations duly organized, validly existing and in good standing under the laws of State of California and have full corporate power and authority to own, lease and operate the Purchased Assets and to carry on the Business.  The Sellers are duly qualified or licensed as foreign corporations to do business, and are in good standing, in each jurisdiction where the ownership or operation of the Purchased Assets or the nature of the Business makes such qualification or licensing necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a material effect on the Sellers or the Business.  The Owner owns (of record and beneficially) 97% of the outstanding equity interests in WSG, and there are no outstanding convertible equity interests in WSG.  WSG is the exclusive owner (of record) of all the outstanding equity interests of HTS and TSI, and there are no outstanding convertible equity securities in either HTS or TSI.

Section 2.2              Authority.  Each Seller has full power and authority (including full corporate power and authority) to execute, deliver and perform its obligations under this Agreement and each of the Ancillary Agreements to which it is a party.  The execution and performance by each Seller of this Agreement and each of the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby, has been duly and validly authorized by all necessary action on the part of each Seller and has been unanimously authorized by all equity owners of WSG.  This Agreement and each of the Ancillary Agreements to be executed and delivered at the Closing by each Seller has been or will be, at the Closing, duly executed and delivered by each Seller and, assuming that such agreements are a valid and legally binding obligation of the other Parties hereto or thereto, constitutes, or when delivered will constitute, a valid and legally binding agreement of each Seller, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, relating to or limiting creditors’ rights generally, and (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies (the “Enforceability Exceptions”).

Section 2.3              No Conflict; Required Filings and Consents.  The execution, delivery and performance by each Seller of this Agreement and the Ancillary Agreements to which such Seller is a party and the consummation by each Seller of the transactions contemplated hereby and thereby do not and will not (a) violate any provision of the certificate of incorporation or bylaws of each Seller; (b) violate any federal, state or local statute, law, regulation, order, injunction or decree (“Law”) applicable to any Seller, the Business or the Purchased Assets; (c) except as disclosed on Schedule 2.3(c), conflict with, create a material breach or default under, require any consent of or give to any third party any right of modification, acceleration or cancellation, or result in the creation of any Encumbrance (as defined below) upon any of the Purchased Assets pursuant to any Assumed Contract, license or permit to which a Seller is a party or by which a Seller Party, the Business or any of the Purchased Assets may be bound, affected or benefited; (d) allow the imposition of any fees or penalties or require the offering or making of any payment to a third party on the part of a Seller or the Business; or (e) require any consent or approval of, registration or filing with, or notice to any Governmental Authority.  All consents, approvals, authorizations and orders (corporate, governmental or otherwise) necessary for the due authorization, execution and delivery by each Seller of this Agreement and the valid delivery of the Purchased Assets have been obtained.

Section 2.4              Title to, Condition and Sufficiency of Assets.  (a) The Sellers have good and valid title to or a valid leasehold interest in all of the Purchased Assets, free and clear of any charge, limitation, condition, mortgage, lien, security interest, adverse claim, encumbrance or restriction, or similar encumbrances (collectively, “Encumbrances”), except for Permitted Encumbrances.  Pursuant to this Agreement and the Ancillary Agreements, the Buyer will acquire good and valid title to or a valid leasehold interest in all of the Purchased Assets, free and clear of any Encumbrance.  (b) The Purchased Assets constitute all of the assets and rights used in or necessary for the conduct of the Business in all material respects as currently conducted.  All tangible personal property included in the Purchased Assets are in good operating condition and repair, ordinary wear and tear excepted, and is adequate for the uses to which they are presently used.  None of the Excluded Assets are material to or necessary for the operation of the Business.

Section 2.5              Financial Statements.

(a)            True and complete copies of the audited consolidated balance sheet of the Business as of December 31, 2018, December 31, 2019, December 31, 2020 and the related audited consolidated statements of income, retained earnings, stockholders’ equity and changes in financial position of the Business, together with all related notes and schedules thereto, accompanied by the reports thereon of the Sellers’ independent auditors (collectively referred to as the “Audited Financial Statements”) and the unaudited consolidated balance sheet of the Business as at March 31, 2021 (“Interim Balance Sheet Date”), and the related consolidated statements of income, retained earnings, stockholders’ equity and changes in financial position of the Business, together with all related notes and schedules thereto (collectively referred to as the “Interim Financial Statements”), are attached hereto as Schedule 2.5(a).  Each of the Audited Financial Statements and the Interim Financial Statements (i) are correct and complete in all material respects and have been prepared in accordance with the books and records of the Sellers pertaining to the Business, (ii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto and, with respect to the Interim Financial Statements, the absence of footnote disclosures) and (iii) fairly present the consolidated financial position, results of operations and cash flows of the Business as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein and subject, in the case of the Interim Financial Statements, to customary year-end adjustments that will not, individually or in the aggregate, be material.

(b)            The books of account and financial records of the Sellers pertaining to the Business are true and correct in all material respects and have been prepared and are maintained in accordance with sound accounting practice.  The Sellers have not made any changes to their accounting practice since date of last audited balance sheet.

Section 2.6              Absence of Undisclosed Liabilities.  Except as set forth in Section 2.6, and except and to the extent adequately accrued or reserved against in the audited consolidated balance sheet of the Business as of December 31, 2020 (such balance sheet together with all related notes and schedules thereto, the “Balance Sheet”), the Sellers do not have any material liability of any nature arising out of, relating to or affecting the Business, whether accrued, absolute, contingent or otherwise, known or unknown and whether or not required by GAAP to be reflected on a balance sheet of the Business, except for liabilities and obligations incurred in the ordinary course of business consistent with past practice since the date of the Balance Sheet that are not, individually or in the aggregate, material to the Business.

Section 2.7              Absence of Certain Changes or Events.  Since the Interim Balance Sheet Date: (a) the Sellers have conducted the Business only in the ordinary course consistent with past practice; (b) no event or development has had or is reasonably likely to have a Material Adverse Effect on the Purchased Assets or the Business, financial condition, results of operations or prospects of the Business; and (c) neither the Business nor the Purchased Assets have suffered any loss, damage, destruction or other casualty affecting any material properties thereof or included therein, whether or not covered by insurance.

Section 2.8              Compliance with Law; Licenses and Permits.

(a)            Each Seller is and has been in compliance in all material respects with all Laws, including Competition Laws, applicable to it in connection with the conduct or operation of the Business and the ownership or use of the Purchased Assets.  The Licenses and Permits that are necessary for a Seller to own, operate and use its assets and properties and to carry on and conduct the Business and its operations as presently conducted are in full force and effect and set forth on Schedule 1.1(h).  Each Seller is and has been in compliance in all material respects with all Licenses and Permits.  There is no basis for the revocation or withdrawal of any Licenses and Permits, either as a consequence of the transactions contemplated hereby or otherwise.  All applications to renew all such Licenses and Permits have been timely submitted to the applicable Governmental Authority and were sufficiently complete for the renewal of the Licenses and Permits.  A true, correct and complete copy of each such Licenses and Permits has been provided to the Buyer.

(b)            The Sellers were eligible pursuant to (i) the CARES Act and the Paycheck Protection Program and (ii) all rules, regulations, guidelines, guidance (including Frequently Asked Questions) and application documentation issued by the U.S. Small Business Administration, the U.S. Treasury Department or any other governmental entity, in each case, in connection with, relating to, implementing or modifying the Paycheck Protection Program (collectively, the “Paycheck Protection Program Laws”) to apply for and receive the PPP Loan.  The certifications made by the Sellers in the Borrower Application Form (Small Business Administration Form 2483) submitted to the PPP Lender were made in good faith and were true and correct in all material respects as and when made.  The Sellers are in compliance in all material respects with all of the terms and conditions of the PPP Loan and all other requirements of the Paycheck Protection Program Laws applicable to the PPP Loan.  The proceeds of the PPP Loan were utilized for forgiveness eligible or other allowable uses as proscribed in the Paycheck Protection Program Laws. No directors, officers, managers or employees of the Sellers have been debarred or otherwise prohibited from participating in the Paycheck Protection Program or any U.S. federal government contracting activities.

(c)            Each Seller has complied during the past five (5) years and is in compliance in all material respects with all competition and antitrust laws, treaties, rules, regulations, and determinations of arbitrators or courts or other governmental authorities.  No agreement or practice has been or is carried on by any Seller or on a Seller’s behalf by any of its directors, officers, employees, agents or Representatives in any jurisdiction where the Sellers develop or carry out its business activities, which in whole or in part contravenes Sections 1 or 2 of the Sherman Act (15 U.S.C.§§ 1 and 2) or any applicable state legislation covering the same type of conduct and/or infringements.  No Seller Party has received oral or written notice from any Governmental Authority or other entity of allegations or an investigation of any conflict with or breach of any such Competition Laws, and no Seller Party is party to any written or oral contract that would violate any Competition Law.

Section 2.9              Litigation.  There is no claim, action, suit, proceeding, investigation or arbitration by or before any governmental, regulatory, administrative, judicial or arbitral body (an “Action”) pending or, to the Knowledge of the Seller Parties, threatened (a) in connection with the Business or the Purchased Assets or the Sellers’ ownership or operation thereof; (b) to restrain or prevent the consummation of the transactions contemplated hereby; or (c) that might adversely affect the right of the Buyer to own and operate the Business or the Purchased Assets, nor, to the Knowledge of the Seller Parties, is there any basis for any of the foregoing.

Section 2.10          Employee Benefit Plans.

(a)            Except as set forth on Schedule 2.10(a), there are no current employment contracts or consulting agreements by which a Seller in connection with the Business is a party, and no deferred compensation, bonus, incentive compensation, stock bonus, stock purchase, stock option, restricted stock, phantom stock, stock appreciation right or similar equity-based compensation, welfare-benefit, cafeteria, change of control, retention, commission, reimbursement, profit-sharing, vacation, sick pay, sick leave, fringe benefit, retirement, severance or termination pay agreement or plan or any other compensation, employment, consulting, independent contractor, employee benefit plan, agreement, arrangement or commitment, whether formal or informal, whether or not reduced to writing, and whether covering a single individual or a group of individuals, other than salary paid in the ordinary course, including, without limitation, any employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, including the rules and regulations thereunder and any substitute or successor provisions (“ERISA”), sponsored, maintained, entered into or contributed to, or which is required to be sponsored, maintained, entered into or contributed to, by a Seller for the benefit of any current or former employee, consultant, independent contractor, officer or director of the Business or their beneficiaries, or with respect to which a Seller has any liability, contingent or otherwise, in connection with the Business (collectively, “Benefit Plans”).  With respect to each Benefit Plan, the Sellers have delivered to the Buyer true, accurate and complete copies of each of the following:  (a) if a Benefit Plan sponsored or maintained directly by Sellers has been reduced to writing, the plan document together with all amendments thereto, and if it has not been reduced to writing, a summary of the Benefit Plan; (b) if applicable with respect to a Benefit Plan sponsored or maintained directly by the Sellers, copies of any trust or other funding agreements and any amendments thereto; (c) copies of the most recent summary plan descriptions, including any summaries of material modifications; (d) in the case of any Qualified Plan, a copy of the most recent determination or opinion letter from the IRS and any related correspondence, and a copy of any pending request for such determination; and (e) in the case of any Benefit Plan sponsored or maintained directly by the Sellers for which the Form 5500 for the most recent plan year is not publicly filed, a copy of the most recently filed Form 5500.  No Benefit Plan sponsored or maintained directly by the Sellers provides any present or future rights to any employee, consultant, independent contractor, officer or director of the Business or any ERISA Affiliate who performs services outside the United States and no Benefit Plan is subject to any Law of any foreign Governmental Authority.

(b)            The Benefit Plans marked on Schedule 2.10(b) as “Qualified Plans” are the only Benefit Plans that are intended to meet the requirements of Section 401(a) of the Code (a “Qualified Plan”).  Each of the Qualified Plans has been determined by the Internal Revenue Service of the United States (the “IRS”) to be qualified under Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code, and each such determination remains in effect and has not been revoked. To the Seller Party’s Knowledge, nothing has occurred with respect to the design or operation of any Qualified Plan that could reasonably be expected to cause the loss of such qualification or exemption or the imposition of any material liability or Tax under ERISA or the Code.

(c)            Neither the Sellers nor any ERISA Affiliate sponsors, maintains or contributes to, or has in the six (6) years preceding the date hereof, sponsored, maintained or contributed to, or had any liability with respect to, any employee benefit plan which (i) is a multiemployer plan (as defined in Section 3(37) of ERISA), (ii) is subject to Title IV of ERISA or Section 412 of the Code, or (iii) provides post-employment welfare benefits (except to the extent required by Section 4980B of the Code or similar state law).  None of the Benefit Plans sponsored or maintained directly by the Sellers or any ERISA Affiliate is a multiple employer plan and no Seller nor any ERISA Affiliate has in the six years preceding the date hereof participated in or been obligated to contribute to a multiple employer plan. Each Benefit Plan sponsored or maintained directly by the Sellers or an ERISA Affiliate, and to the Knowledge of the Seller Parties, each other Benefit Plan has been established, operated, and maintained, in form and operation, in compliance, and has been drafted, funded and administered in accordance with its terms and all applicable Laws, including ERISA and the Code, and Sellers have complied with their contractual obligations and all applicable Laws with respect to any Benefit Plan.

(d)            Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will result in any “excess parachute payments” within the meaning of Section 280G of the Code.  No person is entitled to receive any tax gross-up or other similar payment as a result of the imposition of any tax or related interest or penalties incurred by such individual, including under Sections 409A or 4999 of the Code or otherwise.

(e)            The Sellers have timely made all contributions and premium payments required by Law or under the terms of the Benefit Plans to be made with respect to the Benefit Plans.

(f)            With respect to each Benefit Plan, to a Seller Party’s Knowledge, there is no pending or threatened proceeding relating to a Benefit Plan, other than routine claims in the ordinary course of business for benefits provided for by the Benefit Plans, and to a Seller Party’s Knowledge there are not any facts that would be reasonably expected to give rise to any Liability in the event of any such proceeding.  To a Seller Party’s Knowledge, no Benefit Plan is the subject of an examination or audit by a Governmental Authority, is the subject of an application or filing under, or is a participant in, a government-sponsored amnesty, voluntary compliance, self-correction or similar program.

(g)            Except as set forth on Schedule 2.10(g) with respect the Prospective Employees, no Benefit Plan contains any provision or is subject to any Law that would prohibit the transactions contemplated hereby or that would give rise to any vesting or payment of benefits, severance, termination, bonuses or other payments, the enhancement of any benefits or payments, or any other liabilities as a result of the transactions or the transactions taken together with any other event (such as a termination of employment).

Section 2.11          Labor and Employment Matters.

(a)            Schedule 2.11(a) sets forth a list of Prospective Employees as of June 8, 2021, in each case, identifying name; job title; work location; overtime exemption status; annual salary or hourly rate as applicable; any on-target incentive compensation (including, where applicable, current commission or bonus eligibility); date of hire; whether active or on leave (if applicable, the type of leave and anticipated date of return to full service); any visa, work permit, work authorization or other governmental authorization required for such individual to remain eligible to work in the United States; and any employment agreement or other obligation that provides for anything other than at-will employment (e.g. that is terminable at-will for each such individual without associated severance or termination notice entitlements); and Benefit Plans in which such Prospective Employees participate.  All individuals included in Schedule 2.11(a) are, and have been, classified by the Sellers as employees, and not as independent contractors.

(b)            Schedule 2.11(b) sets forth a list of all consultants, contract labor, contingent workers, or independent contractors currently providing services as a non-employee service provider to the Business, the respective fee or compensation arrangement with each such individual, and whether a Seller is party to an independent contractor agreement or other form of contract with any such individual. All such individuals have been properly classified as independent contractors by the Sellers under applicable Law.

(c)            No Seller is a party to any contract, collective bargaining agreement, memoranda of understanding, side letter agreements, or similar agreements and understandings with any union, works council or labor organization that pertains to any Prospective Employees.  No union organizing effort, petition for representation election, labor dispute or unfair labor practice or complaint is pending or has been threatened in connection with the Business in the past five years. There is not, nor has there been in the past five years, any threat of any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime, or other similar labor disruption or dispute affecting the Sellers. No Seller has a duty to bargain with any union, works council or labor organization.

(d)            Each Seller is in compliance in all material respects with all applicable Laws pertaining to the employment or labor of the Prospective Employees or other service providers supporting the Business, including but not limited to labor and employment practices, terms and conditions of employment, wages and hours, overtime payments, recordkeeping, employee classification, non-discrimination, non-harassment, non-retaliation, statutory sick leave, vacation treatment, meal and rest break requirements, employee leave, disability accommodation, payroll documents, record retention, equal opportunity, immigration, occupational health and safety (including, but not limited to, Laws relating to COVID-19), severance, termination or discharge, and the retention and classification of independent contractors.  Each Prospective Employee or other service provider who has provided or is providing services to a Seller and has been classified as an exempt employee, temporary employee, leased employee or seasonal employee, as applicable, has been properly classified as such under all applicable Laws including relating to wage and hour and Taxes, and pursuant to any Benefit Plan.

(e)            Except as set forth on Schedule 2.11(e), there are no Actions against a Seller pending, or, to the Knowledge of the Seller Parties, threatened to be brought or filed, by, with or on behalf of any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant, volunteer, intern or independent contractor of the Business, including, without limitation, any charge, investigation or claim relating to unfair labor practices, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, employee classification, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety (including, but not limited to, all applicable Laws relating to COVID-19), workers’ compensation, leaves of absence, paid sick leave, unemployment insurance or any other employment related matter arising under applicable Laws.

(f)            Each Seller has complied at all applicable times with the Worker Adjustment and Retraining Notification Act of 1988, 29 USC §2101, and similar state, local and foreign Laws related to plant closings, relocations, mass layoffs and employment losses (collectively, the “WARN Act”), and it has no current plans, in connection with the transactions contemplated herein or otherwise, to undertake any mass layoffs, plant closings or other actions in the future that would trigger the WARN Act, except as expressly agreed upon between the Parties in this Agreement or the Employee Leasing Agreement.

Section 2.12          Real Property.  Schedule 2.12 sets forth a true and complete list of all real property and interests in real property included in the Purchased Assets and owned by the Sellers (the “Owned Real Property”) and all real property and interests in real property included in the Purchased Assets and leased or subleased by the Sellers or which the Sellers otherwise have a right to use or occupy (the “Leased Real Property” and, together with the Owned Real Property, the “Real Property”).  Each Seller has (a) good and marketable title in fee simple to all Owned Real Property and (b) good and marketable leasehold title to all Leased Real Property, in each case together with all plants, buildings, improvements and fixtures thereon, free and clear of all Encumbrances.  No parcel of Real Property is or, to the Knowledge of the Seller Parties, is threatened to become subject to any governmental decree or order to be sold or is or is threatened to being condemned, expropriated or otherwise taken by any public authority.  True and complete copies of all leases and title documents (including all amendments) in respect of or affecting any Real Property have been delivered to the Buyer.

Section 2.13          Taxes.  The Sellers in a timely manner have filed all Tax Returns with respect to the Business or the Purchased Assets required to be filed.  All such Tax Returns are correct and complete.  The Sellers have fully and timely paid all Taxes due and payable with respect to the Purchased Assets and the Business.  The Sellers have withheld and paid over to the appropriate Governmental Authority all material Taxes required to have been withheld and so paid over in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other third party, and complied with all material information reporting and backup withholding provisions of applicable Law.  No extensions or waivers of statutes of limitations that are currently in effect have been given or requested with respect to any Taxes of the Sellers with respect to the Business or the Purchased Assets.  All deficiencies asserted, or assessments made, against a Seller as a result of any examinations by any Governmental Authority with respect to Taxes related to the Purchased Assets or the Business have been fully paid.  There are no liens for Taxes upon any of the Purchased Assets other than Permitted Encumbrances. None of the Purchased Assets is an interest in an entity taxable as a corporation, partnership, trust or real estate mortgage investment conduit for federal income tax purposes.  No Seller has executed or entered into any agreement with, or obtained any consents or clearances from, any Governmental Authority, and has not been subject to any ruling guidance specific to such Seller, to the extent that any of such agreement, consent, clearance or ruling would be binding on the Buyer for any taxable period (or portion thereof) ending after the Closing Date.  No Seller has any material property or obligation, including uncashed checks to vendors, customers, or employees, non-refunded overpayments, or unclaimed subscription balances that is escheatable or reportable as unclaimed property to any state or municipality under any applicable escheatment or unclaimed property laws. Each Seller has collected all material sales and use and goods and services and similar Taxes required to be collected, and has remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Authority, or has been furnished properly completed exemption certificates and has maintained all such records and supporting documents in the manner required by all applicable sales and use Tax statutes and regulations.

Section 2.14          Environmental Matters.  (a) Neither the Sellers nor, to the Knowledge of the Seller Parties, any previous owner, occupant or user of any Real Property or any other Person has engaged in or permitted any manufacturing, generating, handling, storing, transferring, treating, disposing or release of any Hazardous Materials at, on, under, in or about any Real Property; and (b) no Hazardous Materials have been released or otherwise come to be located at, in on, under or about any Real Property, and no Hazardous Materials have migrated from the Real Property or to the Real Property from any other properties.  Within the past five (5) years, no Seller Party has received any notices, requests for information, claims, subpoenas or summons from any Person that allege any actual or potential violation of Environmental Law or any other Environmental Liabilities at the Real Property or by the Business.  There are no pending or threatened Actions related to any Environmental Liabilities asserted or threatened against the Business or against any Seller Party with respect to the Business or the Real Property.  The Business and the Seller Parties’ use of the Real Property, including the Seller Parties’ current and past activities and operations thereon, comply with and for the past five (5) years have complied with all Environmental Laws.

Section 2.15          Material Contracts.

(a)            Except for the Assumed Contracts, there are no contracts that are material, individually or in the aggregate, to the Business.  Each Assumed Contract is a legal, valid and binding obligation of the Seller who is a party thereto, in full force and effect and enforceable (except as enforcement may be limited by the Enforceability Exceptions) against such Seller; to the Knowledge of the Seller Parties, is enforceable against the other parties in accordance with their respective terms; is fully assignable without the consent of any third party except as listed on Schedule 2.3(c); and each Seller Party has no Knowledge of any material default or claimed or purported or alleged material default or state of facts that, with notice or lapse of time or both, would constitute a material default on the part of any party in the performance of any obligation to be performed or paid by any party under the Assumed Contracts, and no Seller Party has received or given written notice of any default or claimed or purported or alleged default or state of facts that, with notice or lapse of time or both, would constitute a default on the part of any party in the performance or payment of any of the Assumed Contracts.  No Assumed Contract was entered into with a Governmental Authority on the basis that such Seller was a minority-owned, female-owned or similar designation.

(b)            Except as set forth on Schedule 2.15(b) (and listed within the particular subsection set forth in this sentence to which such contract relates), no Seller is party to any Assumed Contract (i) with a Governmental Authority (including a sub-contract with a Person that is party to a prime contract with a Governmental Authority), (ii) pursuant to which a Seller has granted, or agreed to grant, any “most favored nation” pricing or any similar provision which grants any right with respect to the modification or adjustment of pricing terms of a contract on the basis of future acts or omissions by such Seller, (iii) which imposes any restriction on a Seller’s ability to compete or engage in business with any business, Person or within any geographic region, or that binds such Seller or the Business to any exclusive arrangements; but expressly excluding confidentiality agreements or agreements with a confidentiality provision entered into in the ordinary course of business, (iv) pursuant to which a Seller has agreed to purchase all of its requirements for the goods and/or services in question or which contain minimum volume or amount of guarantees or commitments, (v) pursuant to which a Seller has granted a security interest in the Purchased Assets or provides a guarantee or note, (vi) which requires a consent or notice in connection with, or that would prohibit or delay the transactions contemplated by, this Agreement, (vii) pursuant to which a Seller is party to a joint venture or partnership, merger, asset or stock purchase or divestiture, (viii) pursuant to which a Seller is the lessee or lessor of, or holds, uses, or makes available for use to any Person, (A) any real property or (B) any tangible personal property and, in the case of clause (B), that involves an aggregate future or potential liability or receivable, as the case may be, in excess of $100,000, and (ix) any other contract, whether or not made in the ordinary course of business that (A) involves a future or potential liability or receivable, as the case may be, in excess of $250,000 on an annual basis or in excess of $1,000,000 over the current contract term, (B) has a term greater than one year and cannot be cancelled by a Seller without penalty and without more than thirty (30) days’ notice or (C) is material to the Business, operations, assets, financial condition, results of operations or prospects of the Business, taken as a whole (such contracts as are required to be listed on Schedule 2.15(b), together with the Intellectual Property Contracts required to be listed on Schedule 2.17, the “Material Contracts”).  The Sellers have delivered or made available to the Buyer true and complete copies (or if oral, descriptions) of all Material Contracts, including any amendments thereto.

(c)            Attached to Schedule 2.15(c) is the Sellers’ standard form for customer contracts.  Except as set forth and described on Schedule 2.15(c), the terms and conditions of all material customer contracts, including with respect to warranty obligations and limitation of liability, are governed by the applicable forms of purchase order attached to Schedule 2.15(c).

Section 2.16          Related Party Interests and Transactions.  Except as set forth on Schedule 2.16, there is no agreement, arrangement or understanding between a Seller, a Key Employee, any Seller’s Affiliates, or any of their respective officers, directors, or any family members thereof (each of the foregoing, including each of the Sellers, a “Related Party”), on the one hand, and any Seller Party or any Affiliate of a Seller Party, on the other hand, nor any advances or other amounts owing to or from a Seller by or to any Related Party. Except as set forth on Schedule 2.16, no Related Party other than the Sellers (a) owns any interest in any property, assets or rights used in the Business, (b) is involved in any business dealings or transactions in connection with the Business or any of the Purchased Assets or (c) is employed in the Business.

Section 2.17          Intellectual Property.

(a)            Schedule 2.17 sets forth an accurate and complete list of: (i) all Registered IP (identifying for each, the owner, jurisdiction, registration/application date, registration/application number and status/next deadline, as applicable), (ii) all material unregistered Business Intellectual Property, and (iii) any Intellectual Property Contracts. The Business Intellectual Property includes all Intellectual Property necessary to conduct the Business as currently conducted by the Sellers, and no Seller uses any Intellectual Property in connection with the Business that is not included in the Purchased Assets.  The consummation of the transactions contemplated hereunder will transfer to the Buyer, without loss or impairment, payment of any additional amounts other than under this Agreement, or consent of any other Person each Seller’s rights to the Owned Intellectual Property included in the Purchased Assets.  All Owned Intellectual Property included in the Purchased Assets immediately prior to the Closing Date will be owned and available for use by the Buyer on identical terms and conditions as such Owned Intellectual Property was owned and available for use by the Sellers immediately prior to the Closing Date.

(b)            The Registered IP is valid and subsisting and, to the Knowledge of the Seller Parties, enforceable.  The Sellers exclusively own, free and clear of any and all Encumbrances, all rights, title and interest in the Owned Intellectual Property and possesses valid contracts granting their respective rights to use the Licensed Intellectual Property in the manner in which it has been used and is currently being used by the Sellers in the Business.

(c)            Each Seller has taken all commercially reasonable steps to protect its respective rights in the Business Intellectual Property including maintaining a policy requiring: (i) all employees of such Seller having access to material Confidential Information of a Seller or related to the Business execute written non-disclosure agreements; and (ii) all employees who have created, invented, developed or contributed to material Owned Intellectual Property enter binding agreements designating all Intellectual Property created, invented or developed by such Persons as “works made for hire” for a Seller (as appropriate) and transferring exclusive ownership of all such Intellectual Property to a Seller.  To the Knowledge of the Seller Parties, all such Persons are in compliance with such agreements.

(d)            Neither the Intellectual Property included in the Purchased Assets nor the conduct by a Seller of the Business infringes upon, misappropriates or otherwise violates or has infringed upon, misappropriated or otherwise violated any Intellectual Property of any third party.  In the three (3) years prior to the Closing Date, no Seller Party has received any notice or claim in writing alleging any infringement, misappropriation or violation by a Seller of any Intellectual Property of any third party, nor to the Knowledge of the Seller Parties, is there any reasonable basis for any such allegation.  To the Knowledge of the Seller Parties, no third party is misappropriating, infringing or violating any Owned Intellectual Property included in the Purchased Assets.  No Seller has granted any exclusive license with respect to any Business Intellectual Property.  No loss or expiration of any of the Owned Intellectual Property is pending or reasonably foreseeable.

(e)            No Seller distributes any open source software with any material proprietary products and services (including software as a service) related to the Business in a manner that would obligate the Sellers to disclose or distribute any Software included in the Owned Intellectual Property in source code form or license or otherwise make available any such proprietary products or services on a royalty-free basis, excluding any open source software that may be included in any Off-the-Shelf Software.

(f)            Sellers have commercially reasonable security, back-ups and disaster recovery arrangements and hardware and computer software support and maintenance arrangements in place designed to minimize the risk of a material error, breakdown, failure or security breach occurring, and designed to ensure if such an event does occur, that it does not cause a material disruption to the Business.  The Software used to operate the Business is properly licensed, is not a “bootleg” version or copy, and is configured in a manner designed to minimize the effects of viruses and other malicious or disabling code, and, to the Knowledge of the Seller Parties, such computer software does not contain any viruses or other malicious or disabling code.  No Seller has suffered any error, breakdown, or failure that has caused any material loss of data, disruption or damage to the operation of the Business or that was reportable to any Governmental Authority.

(g)            The collection, use, transfer, import, export, storage, disposal, disclosure and distribution by a Seller of any personal information, or other information relating to Persons that is protected by Law, has not and does not violate in any material respect (i) any applicable U.S. federal or state or foreign Law concerning data privacy and security or relating to data receipt, collection, storage, use, privacy, protection or transfer (collectively, “Data Laws”) or (ii) the terms of any contract applicable to a Seller, including any privacy policy of a Seller.  No Action by any Governmental Authority has been asserted or, to the Knowledge of the Seller Parties, threatened in writing, against a Seller alleging a violation of any Person’s privacy rights with respect to personal information, and the consummation of the transactions contemplated hereby will not cause a Seller to breach in any material respect, or otherwise cause any violation by a Seller in any material respect of, any Data Law or applicable contract, including any privacy policy of such Seller.  Without limiting the foregoing, each Seller has taken commercially reasonable measures, including all measures required in all material respects by the applicable Data Laws, to protect the personal information held by the Sellers against unauthorized access, use, modification or other misuse.  Each Seller has complied in all material respects, and is presently in compliance in all material respects with its own privacy policy.  To the Knowledge of the Seller Parties, no security breach event has occurred for which any Seller notified, or was required to notify, affected individuals or any Governmental Authority under the applicable Data Laws.

Section 2.18          Receivables.  All Accounts Receivable, loans receivable and advances reflected on the balance sheet in the Interim Financial Statements and all receivables arising from or related to the Business that have arisen after the Interim Balance Sheet Date have arisen from bona fide transactions in the ordinary course of business.  No Seller Party has Knowledge of any facts or circumstances that would result in any material increase in the uncollectability of any such receivables in excess of the reserves therefor set forth on the balance sheet of the Interim Financial Statements outside of the ordinary course of business.

Section 2.19          [Reserved.]

Section 2.20          Clients and Suppliers.

(a)            Schedule 2.20(a) sets forth a true and complete list of (i) the names of the top eight (8) clients of the Business (including the Sellers and their Affiliates) during the 3-month period ended March 31, 2021 (collectively, the “Top Clients”), (ii) the amount each such client was invoiced during such period and (iii) the percentage of the total sales of the Business represented by sales to each such customer during such period.  No Seller has received any written notice or, to the Knowledge of the Sellers, has reason to believe that any of such clients will cease or substantially reduce use of products or services of the Business following the Closing Date.

(b)            Section 2.20(b) sets forth a true and complete list of (i) the name of the top ten (10) suppliers of the Business (including the Sellers and their Affiliates) from which the Sellers ordered products during the 3-month period ended March 31, 2021 (the “Top Supplier”) and (ii) the amount for which such supplier invoiced the Sellers during such period.  No Seller has received any notice or, to the Seller Parties’ Knowledge, has any reason to believe that any of such suppliers will substantially increase its prices or will not sell supplies or services to the Buyer following the Closing Date on substantially the same terms as in respect of its current sales to the Sellers.

(c)            True, correct and complete copies of all agreements with the Top Clients and Top Supplier have been provided to the Buyer.

Section 2.21          Personnel.  Since the date of the Balance Sheet, there has been no material change in the rate of total compensation for services rendered, including without limitation bonuses and deferred compensation, for any of the Business’ officers, directors or employees, and the bonuses and deferred compensation established for the fiscal year ending 2021 were consistent with the past practice of the Sellers for officers, directors and employees in similar situation.

Section 2.22          Insurance.  Schedule 2.22 sets forth a true and complete list of all casualty, directors’ and officers’ liability, general liability, product liability and all other types of insurance maintained and currently in effect with respect to the Business and the Purchased Assets, together with the carriers and liability limits for each such policy.  All such policies are in full force and effect with the applicable Seller and no written notice of cancellation, termination or reduction of coverage has been received with respect to any such policy.

Section 2.23          Conduct of Business.  Except as set forth on Schedule 2.23, the Sellers have conducted and operated the Business only through the Sellers and not through any direct or indirect subsidiary or Affiliate of a Seller (other than a Seller).

Section 2.24          Investment Purpose.  WSG is acquiring the Buyer Shares solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof or for sale in connection with, any distribution of such securities in violation of any federal or state securities Laws.  WSG is an “accredited investor” as defined in Regulation D promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended.  WSG acknowledges that it is informed as to the risks of the transactions contemplated hereby and of ownership of the Buyer Shares.  WSG acknowledges that the Buyer Shares have not been registered under the Securities Act of 1933, as amended, or any state or foreign securities laws and that that the Buyer Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act of 1933, as amended, and that the Buyer Shares are registered under any applicable state or foreign securities Laws or sold pursuant to an exemption from registration under the Securities Act of 1933, as amended, and any applicable state or foreign securities laws.

Section 2.25          Brokers.  Except as set forth on Schedule 2.25, no broker, finder or agent will have any claim against the Buyer for any fees or commissions in connection with the transactions contemplated by this Agreement based on arrangements made by or on behalf of the Sellers.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE OWNER

The Owner hereby makes the following representations and warranties set forth in this Article III to the Buyer as of the Closing.

Section 3.1              Authority.  The Owner has the legal right, power and authority to execute, deliver and perform her obligations under this Agreement and each of the Ancillary Agreements to which she is a party.  This Agreement and each of the Ancillary Agreements to be executed and delivered at the Closing by the Owner has been or will be, at the Closing, duly executed and delivered by the Owner and, assuming that such agreements are a valid and legally binding obligation of the other Parties hereto or thereto, constitutes, or when delivered will constitute, a valid and legally binding agreement of the Owner (except as enforcement may be limited by the Enforceability Exceptions).

Section 3.2              Required Filings and Consents.  The execution, delivery and performance by the Owner of this Agreement and each of the Ancillary Agreements to which the Owner will be a party and the consummation by the Owner of the transactions contemplated hereby and thereby do not and will not conflict with, create a breach or default under, require any consent of or give to any third party any right of modification, acceleration or cancellation, or result in the creation of any Encumbrance upon any of the Purchased Assets pursuant to any contract, agreement, license or permit to which Owner is a party, allow the imposition of any fees or penalties or require the offering or making of any payment to a third party on the part of the Owner or the Business, or require any consent or approval of, registration or filing with, or notice to any Governmental Authority.

Section 3.3              Litigation.  There is no Action pending or, to the knowledge of the Owner, threatened to restrain or prevent the consummation of the transactions contemplated hereby.

Section 3.4              Brokers.  No broker, finder or agent will have any claim against the Buyer for any fees or commissions in connection with the transactions contemplated by this Agreement based on arrangements made by or on behalf of the Owner.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer hereby represents and warrants to the Seller Parties as follows:

Section 4.1              Organization.  The Buyer is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware.  The Buyer is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the nature of the Buyer’s business makes such qualification or licensing necessary.

Section 4.2              Authority.  The Buyer has full corporate power and authority to execute, deliver and perform its obligations under this Agreement and each of the Ancillary Agreements to which it will be a party.  The execution and performance by the Buyer of this Agreement and each of the Ancillary Agreements to which it will be a party, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary action on the part of the Buyer.  This Agreement has been, and upon their execution each of the Ancillary Agreements to which the Buyer will be a party will have been, duly executed and delivered by the Buyer, and is, and upon their execution each of the Ancillary Agreements to which the Buyer will be a party will be, legal, valid, binding and enforceable upon and against the Buyer (except as enforcement may be limited by the Enforceability Exceptions).

Section 4.3              Required Filings and Consents.  The execution, delivery and performance by the Buyer of this Agreement and each of the Ancillary Agreements to which the Buyer will be a party and the consummation by the Buyer of the transactions contemplated hereby and thereby do not and will not require any consent or approval of, registration or filing with, or notice to any Governmental Authority.

Section 4.4              Litigation.  There is no Action pending or, to the knowledge of the Buyer, threatened to restrain or prevent the consummation of the transactions contemplated hereby.

Section 4.5              Securities Laws.

(a)            The Equity Consideration issuable to WSG pursuant to this Agreement will be, when issued, duly authorized and will be validly issued, fully paid and non-assessable shares in the capital of the Buyer, and will rank pari passu in all respects with all other outstanding common stock of the Buyer, will not have been issued in violation of or subject to any pre-emptive rights or other contractual rights to purchase securities issued by the Buyer.

(b)            The Buyer is a reporting issuer under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and is not subject to any stop trade or other order of any applicable stock exchange or securities regulatory authority and is not in default of any material requirements of any applicable U.S. securities Laws, whether in relation to the transactions contemplated by this Agreement or otherwise. No securities commission or similar regulatory authority or stock exchange has issued any orders which are currently outstanding preventing or suspending trading in any securities of the Buyer, no such proceedings are pending, or, to the knowledge of the Buyer, contemplated or threatened.

(c)            All of the issuer information contemplated by Rule 144(c) under the Securities Act in order to permit resale of the Equity Consideration in compliance with Rule 144 under the Securities Act has been filed or furnished by the Buyer during the twelve (12) months prior to the date of this Agreement.

(d)            The Buyer is not and has not been a “shell company” as defined under Rule 405 of the Securities Act and Rule 12b-2 under the Exchange Act.

(e)            The issuance of the Equity Consideration as contemplated by this Agreement and the other Ancillary Agreements, does not and will not, when issued, violate or conflict with any provisions of applicable U.S. federal or state Law or the rules, regulations and policies of the Exchange or any other applicable stock exchange or securities regulatory authority.

(f)             No order, ruling or decision granted by any securities commission, stock exchange, court of competent jurisdiction or regulatory or administrative body or other Governmental Authority having jurisdiction is in effect, pending or, to the knowledge of the Buyer, threatened, that restricts any trades in any securities of the Buyer.

Section 4.6              Brokers.  No broker, finder or agent will have any claim against the Sellers for any fees or commissions in connection with the transactions contemplated by this Agreement based on arrangements made by or on behalf of the Buyer.

ARTICLE V
COVENANTS

Section 5.1              Covenants Regarding Information.  Following the Closing, each of the Buyer, on the one hand, and the Sellers, on the other hand, shall furnish the other with such financial, operating and other data and information in connection with the Business and the Purchased Assets as the other may reasonably request to the extent permitted under applicable Law.  For a period of six (6) years following the Closing, the Buyer shall preserve and keep, or cause to be preserved and kept, all books and records in respect of the Sellers or the Business in the possession of the Buyer or its Affiliates.

Section 5.2              Confidentiality.

(a)            The Non-Disclosure Agreement, by and between WSG and the Buyer, dated September 24, 2020, shall terminate on, and be of no further force or effect as of, the Closing Date.

(b)            For a period of four (4) years after the Closing Date, each Seller Party shall not and shall cause its Affiliates and their respective officers and directors not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person other than authorized officers, directors and employees of the Buyer or use or otherwise exploit for their own benefit or for the benefit of anyone other than the Buyer, any Confidential Information, except that each Seller may disclose such Confidential Information to such Seller Party’s advisors and representatives (including legal, tax and financial advisors); provided, however, that prior to any disclosure of such Confidential Information permitted hereunder, the disclosing Seller Party will first obtain the recipients’ undertaking to comply with the provisions of this Section 5.2.  Each Seller Party agrees, however, that any Confidential Information that also constitutes a trade secret under applicable Law shall remain a trade secret notwithstanding the expiration or termination of this Agreement, and shall be maintained as Confidential Information for as long as the Buyer maintains the same as a trade secret under applicable Law.  If any Seller Party or any officer, director, or Affiliate of such Seller Party is requested or required in any legal proceeding, interrogatory, subpoena, civil investigation or similar process by any Governmental Authority to disclose Confidential Information, such Seller Party shall promptly notify the Buyer (if legally permitted) of the request or requirement so that the Buyer may seek, at its sole costs and expense, an appropriate protective order or waive compliance with the provisions of this Section 5.2(b). If, in the absence of a protective order or receipt of a waiver hereunder, such Seller Party is, on the advice of counsel, legally required to disclose Confidential Information, such Seller Party may disclose such Confidential Information to the requesting authority; provided, however, that such Seller Party shall use commercially reasonable efforts to obtain, at the reasonable request of the Buyer and at the Buyer’s sole cost and expense, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed.  For purposes of this Section 5.2(b), Confidential Information does not include, and there shall be no obligation hereunder with respect to, information that (i) is generally known or available in the public domain on the Closing Date, (ii) becomes generally available to the public or is otherwise made available to a Seller Party other than as a result of a disclosure not otherwise permissible hereunder, or (iii) is independently developed without reference to the Confidential Information.

(c)            For a period commencing on the Closing Date and ending on the seventh anniversary thereof, the Sellers shall not destroy or give up possession of any records of the Business without first offering Buyer the opportunity to obtain the same (at Buyer’s sole cost and expense).

Section 5.3              Non-Competition; Non-Solicitation.

(a)            For a period of four (4) years following the Closing, each Seller Party shall not, and shall cause its Affiliates not to, directly or indirectly through any person, entity or contractual arrangement:

(i)            engage in any business anywhere in the Territory that primarily provides the services supplied by the Business (“Competing Business”), or perform management, executive or supervisory functions with respect to, own, operate, join, control, render financial assistance to, receive any economic benefit from, exert any influence upon, participate in, or render services or advice to, a Competing Business; provided, however, that for purposes of this Section 5.3, ownership of securities having no more than two percent (2%) of the outstanding voting power of any Competing Business which is listed on any national securities exchange shall not be deemed to be a violation of this Section 5.3 as long as the person owning such securities has no other connection or relationship with such Competing Business;

(ii)            solicit, recruit or hire any person who at any time on or after the Closing Date of this Agreement is a Prospective Employee or becomes an employee of the Business after the Closing; provided, that the foregoing shall not prohibit (A) a general solicitation to the public of general advertising or similar methods of solicitation by search firms not specifically directed at a Prospective Employee or employee of the Business or (B) the Sellers or any of their Affiliates from soliciting, recruiting or hiring any Prospective Employee or employee of the Business who has ceased to be employed or retained by the Sellers, the Buyer or any of their respective Affiliates for at least twelve (12) months;

(iii)            approach or seek Competing Business from any Customer, enter into any contract with a Customer for Competing Business, refer Competing Business from any Customer to any enterprise or business or be paid commissions based on Competing Business sales received from any Customer by any enterprise or business; provided, that the foregoing shall not prohibit any referral of business by the Sellers to the Buyer; or

(iv)            disparage the Buyer or any of its Affiliates in any way that adversely affects the goodwill, reputation or business relationships of the Business, the Buyer or any of its Affiliates with the public generally, or with any of their customers, suppliers or employees.

(b)            The Seller Parties acknowledge that the covenants of the Seller Parties set forth in this Section 5.3 are an essential element of this Agreement and that any breach by a Seller Party of any provision of this Section 5.3 will result in irreparable injury to the Buyer.  Each Seller Party acknowledges that in the event of such a breach, in addition to all other remedies available at law, the Buyer shall be entitled to seek equitable relief, including injunctive relief, and an equitable accounting of all earnings, profits or other benefits arising therefrom, as well as such other damages as may be appropriate.  The Seller Parties have independently consulted with their counsel and after such consultation agree that the covenants set forth in this Section 5.3 are reasonable and proper to protect the legitimate interest of the Buyer.

(c)            If a court of competent jurisdiction determines that the character, duration or geographical scope of the provisions of this Section 5.3 are unreasonable, it is the intention and the agreement of the Parties that these provisions shall be construed by the court in such a manner as to impose only those restrictions on the Sellers’ conduct that are reasonable in light of the circumstances and as are necessary to assure to the Buyer the benefits of this Agreement.  If, in any judicial proceeding, a court shall refuse to enforce all of the separate covenants of this Section 5.3 because taken together they are more extensive than necessary to assure to the Buyer the intended benefits of this Agreement, it is expressly understood and agreed by the Parties that the provisions hereof that, if eliminated, would permit the remaining separate provisions to be enforced in such proceeding, shall be deemed eliminated, for the purposes of such proceeding, from this Agreement.

Section 5.4              Employee Matters.

(a)            Not later than ten (10) days before the Transition Date, the Buyer shall make an offer of employment to those employees of the Business who are listed in Schedule 2.11(a), which schedule shall initially list all employees of the Business as of the Closing Date and shall be updated in accordance with this Section 5.4(a) (the “Prospective Employees”), as set forth herein:

(i)            To each Prospective Employee in California, the Buyer shall offer employment that will commence automatically on the Transition Date unless the Prospective Employee rejects such offer in writing not later than six (6) Business Days before the Transition Date, conditioned on the Prospective Employee’s demonstrating their eligibility to work in the United States within 72 hours following the Transition Date.  Such offered employment shall include base compensation and cash incentive compensation opportunities that are no less in the aggregate than such Prospective Employee was receiving or was eligible to receive immediately prior to the making of such offer (and Sellers agree to cooperate with the Buyer’s reasonable requests for additional information, as may be necessary, to determine such amounts).

(ii)            To each Prospective Employee outside of California, the Buyer shall offer employment that will commence on the Transition Date, conditioned on (A) the Prospective Employee’s acceptance of the offer prior to the Transition Date, and (B) the Prospective Employee’s demonstrating their eligibility to work in the United States within 72 hours following the Transition Date.  Such offered employment shall include base compensation and cash incentive compensation opportunities that are no less in the aggregate than such Prospective Employee was receiving or was eligible to receive immediately prior to the making of such offer (and Sellers agree to cooperate with the Buyer’s reasonable requests for additional information, as may be necessary, to determine such amounts); provided, that the foregoing sentence shall not apply to Prospective Employees in Colorado, for whom such offered employment shall include base compensation and cash incentive compensation opportunities terms determined by the Buyer at its discretion.

(iii)            Those Prospective Employees who become the Buyer’s employees pursuant to this Section 5.4(a) shall be referred to herein as the “Transferred Employees.”

(iv)            Prospective Employees who are receiving short-term disability, long-term disability or workers compensation benefits from the Sellers, or who otherwise are on a leave of absence as of the Transition Date and who become eligible for employment with the Buyer within six (6) months following the Transition Date in accordance with this Section 5.4 shall receive an offer of employment from the Buyer in accordance with this Section 5.4 and shall become Transferred Employees upon commencement of employment with the Buyer (subject to the conditions specified above).  The date each Transferred Employee commences employment with the Buyer shall be such Transferred Employee’s “Hire Date.”

(v)            The Buyer’s offer of employment to each Prospective Employee pursuant to this Section 5.4 will include a form allowing the Prospective Employee to elect whether to be paid for their accrued vacation balance upon termination from the Sellers’ employ or assign such vacation balance to the Buyer, effective as of the applicable Hire Date, and any vacation which a Prospective Employee elects to assign to the Buyer shall thereafter be the sole responsibility of the Buyer effective upon the applicable Hire Date.  The Buyer shall provide the signed election forms to the Sellers and the Employer (as defined in the Employee Leasing Agreement) not later than three (3) business days before the Transition Date.

(vi)            Notwithstanding anything to the contrary in this Agreement, Transferred Employees shall be considered to be employed “at will” and nothing shall be construed to limit the ability of the Buyer or any of its Affiliates to terminate any Transferred Employee at any time for any reason, or to change any such Transferred Employee’s terms and conditions of employment, including the levels of compensation and pension, welfare and/or fringe benefits plans, programs or arrangements in effect after the applicable Hire Date.

(vii)            The Sellers and the Buyer agree to utilize the standard procedure set forth in Revenue Procedure 2004-53 with regard to wage reporting for the 2021 calendar year.

(viii)            The Sellers shall be permitted and required, and it shall be solely the Sellers’ obligation, to provide WARN Act notices to all required recipients (under and in compliance with applicable Law) relating to the termination of Prospective Employees’ employment with the Sellers in accordance with the terms of the Employee Leasing Agreement.

(ix)            Not later than thirty (30) days before the Transition Date, the Sellers shall deliver, or shall cause to be delivered, to Buyer an updated Schedule 2.11(a) which shall list of all employees of the Business as of such date of delivery.

(b)            For purposes of eligibility to participate, vesting and benefit accrual (other than any benefit accrual under Buyer’s defined contribution plan) for a Transferred Employee in a benefit plan (including any such plan providing severance or vacation benefits) of the Buyer or its Affiliates (a “Buyer Benefit Plan”), the Buyer shall credit each Transferred Employee with all years of service for which such Transferred Employee was credited before the applicable Hire Date under any comparable Benefit Plans, except to the extent such credit would result in a duplication of benefits.  In addition, and without limiting the generality of the foregoing, the Buyer shall use commercially reasonable efforts to (i) cause each Transferred Employee to be immediately eligible to participate, without any waiting time, in any and all Buyer Benefit Plans to the extent that coverage under such Buyer Benefit Plans replaces coverage under comparable Benefit Plans in which such Transferred Employee participated as of immediately prior to the applicable Hire Date; (ii) for purposes of each Buyer Benefit Plan providing medical, dental, pharmaceutical and/or vision benefits to any Transferred Employee, cause all pre-existing condition exclusions, evidence of insurability requirements, and actively-at-work requirements of such Buyer Benefit Plan to be waived for such Transferred Employee and his or her covered dependents to the extent waived, satisfied or not included under the comparable Benefit Plan; and (iii) provided that such Transferred Employee provides Buyer with substantiation of any amounts paid by such Transferred Employee and his or her covered dependents and applied toward any deductible or co-payment requirements and out-of-pocket maximum limits under comparable Benefit Plans, recognize all amounts applied towards the annual deductible and out-of-pocket expenses for each Transferred Employee and his or her covered dependents under the Benefit Plans for the plan year in which the applicable Hire Date occurs for purposes of satisfying the annual deductible and out-of-pocket maximums for the current plan year under applicable Buyer Benefit Plans.

(c)            During the period prior to the applicable Hire Date, the Sellers will remain responsible for all benefits payable to Prospective Employees who, as of the Transition Date, are receiving short-term disability, long term disability or workers’ compensation benefits from the Sellers, or who otherwise were on a leave of absence on such date.  The Sellers shall be responsible for providing any Prospective Employee whose “qualifying event,” within the meaning of Section 4980B(f) of the Code, resulting in a loss of coverage under a group health plan maintained by Sellers, occurs on or before the applicable Hire Date (and such Prospective Employee’s covered dependents) with continuation of group health coverage required by Section 4980B(f) (“COBRA Coverage”) under the terms of the applicable group health plan maintained by the Sellers.  With respect to any Benefit Plan sponsored or maintained by an unrelated co-employer or third-party professional employer organization (“PEO Benefit Plan”), the Sellers shall use commercially reasonable efforts to cause each applicable PEO Benefit Plan to offer or continue COBRA Coverage with respect to (i) all Transferred Employees (and the qualified beneficiaries and other covered individuals of such persons) who are entitled to such coverage with respect to “qualifying events” (within the meaning of Section 4980B(f) of the Code) which occur prior to the individual’s Hire Date; (ii) all other active and inactive employees (and their qualified beneficiaries and other covered individuals) who are offered, but reject, or who are not offered employment by Buyer for any reason; and (iii) any current or former employees (and the qualified beneficiaries and other covered individuals of such persons) enrolled in COBRA Coverage as of the close of the Transition Period; provided however that Buyer shall pay or reimburse Sellers in full for all costs directly incurred by any Seller with respect to the provision of any COBRA Coverage under a PEO Benefit Plan, but only with respect to any such employees and covered dependents whose “qualifying event,” within the meaning of Section 4980B(f) of the Code, resulting in a loss of coverage under a PEO Benefit Plan, occurs after the Closing Date. The Buyer shall be responsible for COBRA Coverage for any Transferred Employee (and such Transferred Employee’s covered dependents) whose qualifying event occurs on or after the applicable Hire Date to the extent required by Law.  Except as otherwise expressly provided herein, the Buyer shall assume no liability with respect to Prospective Employees who are not able to return to work following the expiration of Sellers’ short-term disability program or any other leave of absence or any other employees of the Business who otherwise do not become Transferred Employees of the Buyer, and the Sellers shall retain all liabilities with respect to such employees.

(d)            Liability with Respect to Certain Benefit Obligations.  The Sellers shall retain all liabilities under the Benefit Plans, as well as any other arrangements sponsored and maintained by the Sellers with respect to any amounts payable or eligible claims for benefits incurred, provided or received thereunder by any Transferred Employees or beneficiaries thereof. At or before the applicable Hire Date, the Sellers shall satisfy in full all amounts owing and payable by the Sellers as of the applicable Hire Date to Transferred Employees under applicable Laws as a result of the transactions contemplated by this Agreement.

(e)            No Third Party Rights. This Section 5.4 shall be binding upon and inure solely to the benefit of each of the Parties, and nothing in this Section 5.4, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.4.  Nothing contained herein, express or implied, shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement.  The Parties acknowledge and agree that the terms set forth in this Section 5.4 shall not create any right in any Prospective Employee or any other Person to any continued employment with the Sellers, the Buyer or its Affiliates or compensation, benefits or other terms and conditions of employment any nature or kind whatsoever.  Nothing herein shall be interpreted to prevent or restrict the Buyer or its Affiliates from modifying or terminating the employment or terms of employment of any Transferred Employee, including the amendment or termination of any employee benefit or compensation plan, program or arrangement of the Buyer or its Affiliates, after the Closing Date.

Section 5.5              Tax Matters.

(a)            The Sellers shall be liable for and pay all Taxes relating to the Business or the Purchased Assets for any period, or portion of any period, ending on the Closing Date.  The Buyer shall not prepare any amended Tax Returns solely related to the Business or the Purchased Assets for any taxable period ending on or before the Closing Date without the written consent of the applicable Seller(s) (such consent not to be unreasonably withheld, conditioned or delayed).  For all purposes of this Agreement (including, for the avoidance of doubt, this Section 5.5(a)), the amount of Taxes allocable to the portion of a Straddle Period ending on the Closing Date shall be deemed to be: (i) in the case of real or personal property Taxes or similar Taxes imposed on a periodic basis, the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire relevant Straddle Period; and (ii) in the case of Taxes not described in clause (i) above (such as franchise Taxes, Taxes, that are based upon or related to income or receipts, based upon production or occupancy or imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible)), the amount of any such Taxes shall be determined as if such taxable period ended as of the end of the Closing Date. The Buyer shall prepare or cause to be prepared, and file or cause to be filed, all Tax Returns related to the Business or the Purchased Assets for any Straddle Period. Such Tax Returns shall be prepared consistent with past practices unless otherwise required by Law. To the extent the actual amount of Taxes described in clause (i) above that are assessed on, or in respect of, the Purchased Assets or the Business and attributable to a Straddle Period is not determinable at Closing, the Buyer and the Sellers shall utilize the most recent information available in estimating the amount of such Taxes at Closing. Upon determination of the actual amount of Taxes described in clause (i) above that are assessed on, or in respect of, the Purchased Assets or the Business and attributable to a Straddle Period: (A) the Sellers shall pay to the Buyer within fifteen (15) Business Days an amount equal to the excess of the actual amount of Taxes described in clause (i) above that are assessed on, or in respect of, the Purchased Assets or the Business attributable to the portion of a Straddle Period ending on the Closing Date over the amount of such Taxes as calculated at Closing or (B) the Buyer shall pay to the Sellers within fifteen (15) Business Days an amount equal to the excess of the amount of such Taxes as calculated at Closing over the actual amount of Taxes described in clause (i) above that are assessed on, or in respect of, the Purchased Assets or the Business attributable to the portion of a Straddle Period ending on the Closing Date.

(b)            All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the Ancillary Documents (including any real property transfer Tax and any other similar Tax) (collectively, “Transfer Taxes”) shall be borne and paid by the Buyer when due.  For the avoidance of doubt, Transfer Taxes shall not include, and Buyer shall not be responsible for, any income Tax or similar Tax of any Seller Party.  The Buyer shall, at its own expense, timely file any Tax Return or other document with respect to such Transfer Taxes or fees (and the Seller Parties shall cooperate with respect thereto as required by applicable Law).

(c)            The Buyer and the Sellers shall provide each other with such cooperation and information as may be reasonably requested with respect to the filing of any Tax Return, amended Tax Return or claim for refund, the determination of a liability for Taxes, or a right to refund of Taxes, or the conduct of any audit or other proceeding in respect of Taxes.  Such cooperation and information shall include providing copies of all relevant Tax Returns, together with accompanying schedules and related work papers, documents relating to rulings or other determinations by taxing authorities, and records concerning the ownership and Tax basis of property, which the Buyer or the Sellers may possess concerning the Business or the Purchased Assets.  The Buyer and the Sellers shall make their employees available to each other on a mutually convenient basis to provide explanation of any documents or information provided hereunder.  Notwithstanding the foregoing, neither the Buyer nor the Sellers shall be required to prepare any documents, or determine any information not then in its possession in response to a request under this Section 5.5(c).  The Buyer and the Sellers shall reimburse each other for any reasonable out-of-pocket costs incurred by the other in providing any Tax Return, document or other written information, and shall reimburse the other for any reasonable out-of-pocket expenses upon receipt of reasonable documentation of such costs.  The Sellers shall retain without charge to the Buyer all Tax Returns, schedules and work papers and all material records or other documents relating to the Business and the Purchased Assets, until the expiration of the period of time beginning on the Closing Date and ending on the date on which Taxes may no longer be assessed under the applicable statutes of limitation, including the period of waivers or extensions thereof.  Any information obtained under this Section 5.5(c) shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting any audit or other proceeding.

(d)            The Parties agree to treat the Sellers’ receipt of the Equity Consideration as a fully taxable transaction for U.S. federal income (and applicable state and local income) Tax purposes and shall not take any position inconsistent therewith on any Tax Return or in any administrative or judicial proceeding in respect of Taxes.

(e)            The Buyer and the Sellers shall each provide the other with such assistance as reasonably may be requested by the other in connection with the transition of the Business and the preparation of any Tax Return with respect to the Business or the Purchased Assets, an audit or examination of any such Tax Return by any taxing authority or any judicial or administrative proceeding relating to liability for Taxes related to the operation of the Business or the ownership of the Purchased Assets and shall each retain and provide the other with any records or other information which may be relevant to such a Tax Return, audit, examination or proceeding.

(f)            Any Tax refunds that are received by the Buyer or its Affiliates, and any amounts credited against Tax to which the Buyer or its Affiliates become entitled, that relate to the Purchased Assets or the Business for Tax periods or portions thereof ending on or before the Closing Date shall be for the account of the Sellers, and the Buyer shall pay over, or cause to be paid over, to the Sellers any such refund or the amount of any such credit (net of any Taxes or other reasonable out-of-pocket costs incurred with respect to the receipt of such refund or credit) within ten (10) days after receipt thereof or entitlement thereto.

Section 5.6              Repayment of Indebtedness. Before or upon the Closing Date, all Indebtedness of the Sellers, including (i) Indebtedness owed to any Affiliate of a Seller or owed to any officer or shareholder of a Seller, and (ii) any bank Indebtedness or Indebtedness for borrowed money, in each case as set forth on Schedule 5.6, shall be repaid and discharged by the Sellers in full, including accrued and unpaid interest thereon, original issue discounts and any fees and expenses related to the repayment thereof, if any.

Section 5.7              Collection of Accounts Receivable and other funds by the Seller Parties.  Following the Closing, to the extent a Seller Party receives payment with respect to any Accounts Receivable or with respect to any other Purchased Asset, the amount of such payment shall, without cost to the Buyer and without any offset, defense, deduction or counterclaim, be remitted by such Seller Party to the Buyer not later than ten (10) days after the Seller’s receipt of such payment.  All such amounts received by the Seller Parties shall be held in trust for the Buyer.  In addition, the Sellers shall use commercially reasonable efforts not to impair the collectability or collection of any Accounts Receivable and will provide commercially reasonable assistance to the Buyer (at Buyer’s cost and expense) in connection with such collection, if reasonably requested by the Buyer. After the Closing, the Buyer shall, without cost to the Seller, transfer or deliver to the applicable Seller any item that the Buyer may receive in respect of an item that is an Excluded Asset or relates to Excluded Liabilities.

Section 5.8              Name Change.  On the Closing, each Seller shall file the necessary documentation (and such documentation shall be delivered to Buyer prior to the Closing Date) in its jurisdiction of incorporation and any jurisdiction where such Seller is registered to do business to change its name and the names of any of its applicable Affiliates from (as applicable) “Workforce Solutions Group, Incorporated” to “WFS Parent, Incorporated”, “Health Talent Strategies, Inc.” to “WFS HTS, Inc.”, and “Talent Strategies, Inc.” to “WFS TS, Inc.”.  From and after the Closing Date, (i) no Seller Party or its Affiliates shall do business under the name “Workforce Solutions Group,” “Health Talent Strategies,” “Talent Strategies,” “WSG”, “Healthcare Talent”, “HT2”, or any name similar thereto (collectively, the “Sellers Names”) in any jurisdiction and (ii) each Seller Party shall, and shall cause its Affiliates as necessary to, execute any documentation necessary for the Buyer or any of its Affiliates to own and use the Sellers Names.

Section 5.9              Press Release; Disclosures.  Except as required by any applicable Law, no Party, without the prior written consent of the other Party, will make any press release or any similar public announcement concerning the transactions contemplated by this Agreement. If disclosure is required by any applicable Law, each Party shall consult in advance with the other Party and attempt in good faith to reflect such other Party’s concerns in the required disclosure.

Section 5.10          Disclosure Schedules.  The Disclosure Schedules have been arranged, for purposes of convenience only, as separately titled Disclosure Schedules corresponding to the Sections of Article II. Any information set forth in any Disclosure Schedule or incorporated in any Section of this Agreement shall be considered to have been set forth in each other Disclosure Schedule and shall be deemed to modify the representations and warranties in Article II to the extent that it is reasonably apparent on the face of the disclosure that the disclosure in one Section is applicable to other Sections.  The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Disclosure Schedules is not intended to imply that such amounts, or higher or lower amounts, or the items so included or other items, are or are not required to be disclosed or are within or outside of the ordinary course of business, or establish any materiality standard, admit any liability or expand in any way the scope or effect of the representations or warranties contained in this Agreement.  The information contained in the Disclosure Schedules is disclosed solely for the purposes of this Agreement, and no information contained therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever, including of any violation of Law or breach of any agreement.  Where the terms of a contract or other disclosure item have been summarized or described in a schedule, such summary or description, while accurate, does not purport to be a complete statement of the material terms of such contract or other item to the extent such agreement or other item has been provided to the Buyer prior to the date hereof.  References to any document to not purport to be complete and are qualified in their entirety by the contents of such document itself. The contents of any document referred to in the Disclosure Schedules are incorporated by reference into the Disclosure Schedules as though fully set forth herein.  The information contained in the Disclosure Schedules is intended to qualify the representations and warranties in Article II but is not intended to constitute a representation or warranty itself for purposes of this Agreement.

Section 5.11          Further Assurances.  The Parties agree to work diligently, expeditiously and in good faith to consummate the transactions contemplated by this Agreement.  From time to time after the Closing Date, the Sellers shall execute and deliver to the Buyer such instruments of sale, transfer, conveyance, assignment, consent, assurance, power of attorney, and other such instruments as may be reasonably requested by the Buyer in order to vest in the Buyer all right, title, and interest in and to the Purchased Assets and the Business.

Section 5.12          Lock-up Period.  The Sellers shall not Transfer any Buyer Shares for a period of six (6) months following the receipt of any Buyer Shares pursuant to this Agreement.  Any Transfer or purported Transfer of Buyer Shares in violation of this Section 5.12 is void ab initio and with respect thereto the Buyer has no obligation to (i) record such Transfer or purported Transfer on the Buyer’s books and ledgers, or (ii) treat the transferee with respect to such Transfer or purported Transfer as the owner of such Buyer Shares, except that this Section 5.12 shall not apply to Transfers that are made as a bona fide gift or in connection with estate planning or by will, other testamentary document or intestate succession to the legal representative, heir, beneficiary or a member of the immediate family member of a Seller Party, in each case, in compliance with applicable Law.

Section 5.13          Corporate Existence; Automobile Title.  The Sellers shall remain duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization until June 1, 20261.  No later than thirty (30) days after the Closing Date, the Sellers shall change the title of the automobile jointly owned by WSG and the Owner such that it is owned solely by the Owner (and not any other Seller).

Section 5.14          Tail Insurance.  At or prior to the Closing Date, the Sellers shall purchase a non-cancellable, non-rescindable, prepaid tail insurance policy for the Medical Insurance Policy (#GAH-50534-200703) issued by Underwriters at Lloyd’s of London (the “Tail Policy”), which Tail Policy shall cover the Sellers’ professional liability with respect to the Business for an aggregate period of not less than three (3) years following the Closing Date, with limits of liability no less than and on terms no less favorable with respect to coverage than the corresponding professional liability and management liability policies in effect as of this Agreement, with respect to claims arising from facts or events that occurred on or before the Closing Date.  All costs, premiums and expenses for the Tail Policy shall be paid by the Sellers prior to the Closing Date or treated as a Transaction Expense.

Section 5.15          Securities Matters. The Buyer shall remain in compliance in all material respects with the rules, regulations and policies of the Exchange, including the filing or furnishing all documents and information required to be filed or furnished by it in accordance with applicable securities laws and under applicable rules and regulations of the Exchange.

Section 5.16          No Further Representations. The Buyer acknowledges and agrees that, except as expressly set forth in the representations and warranties of the Seller Parties set forth in Article II of this Agreement and of the Owner in Article III of this Agreement, there are no representations or warranties of any kind, express or implied, (i) with respect to the Business, the Purchased Assets, the Sellers and any of their respective assets and liabilities, or the transactions contemplated hereby (including with respect to any projections, financial forecast or other forward-looking information) or (ii) as to the accuracy or completeness of any information regarding the Business, the Purchased Assets, the Sellers and their respective assets and liabilities, or the transactions contemplated hereby furnished or made available to the Buyer and its respective Affiliates and Representatives, including in the virtual data room created for the transactions contemplated hereby or in meetings with management of the Sellers or any Affiliate thereof, and the Buyer hereby disclaims any such representations and warranties. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement, there are no express or implied warranties of merchantability or fitness for a particular purpose. The Buyer has conducted its own independent investigation, review and analysis of the Sellers, their business, their results of operations, prospects and condition (financial or otherwise) and the assets of the Sellers, and the Buyer acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Sellers for such purpose.

1 Note to Seller:  This is changed to match the 5 year escrow period.

Section 5.17          R&W Insurance Policy.  The R&W Insurance Policy provides, and will not be amended or otherwise modified to otherwise provide, that, except with respect to claims for Fraud, the insurer under the R&W Insurance Policy shall have no, and agrees to irrevocably waive, any subrogation rights against the Sellers and/or their direct and indirect equityholders, officers, directors, employees and/or agents.

Section 5.18          Lease Security Deposits.  Following the Closing Date, Buyer will promptly remit to WSG upon receipt thereof of any security deposits that are being held as of the Closing Date by a landlord pursuant to the terms of any agreement for Leased Real Property.

ARTICLE VI
CLOSING DELIVERIES OF THE PARTIES

Section 6.1              Closing Deliveries of the Seller Parties.  At or prior to the Closing, the Seller Parties shall, or shall cause, the following to be delivered:

(a)            Each of the Ancillary Agreements, duly executed by each Seller Party signatory thereto.

(b)            All consents of, or registrations, declarations or filings with, any Governmental Authority legally required for the consummation of the transactions contemplated by this Agreement which are set forth on Schedule 6.1(b) shall have been obtained or filed.

(c)            Executed copies of all consents, waivers, approvals and authorizations that are set forth on Schedule 6.1(c).

(d)            A certification of non-foreign status executed by each Seller satisfying the requirements of Section 1.1445‑2(b)(2)(i) of the United States Treasury Regulations promulgated under the Code.

(e)            Payoff letters, in form and substance reasonably satisfactory to the Buyer, issued by the holders of Indebtedness setting forth the amounts required to repay such Indebtedness in full on the Closing Date, together with wire transfer instructions, and stating that, upon full payment of the amounts indicated, such repayment will be properly recorded with all applicable governmental entities and all Encumbrances on any Purchased Assets securing such amounts will be terminated and released in full.

(f)            Offer letters duly executed by each Key Employee in the form attached hereto as Exhibit H.

(g)            A certificate from a duly authorized officer of each Seller, duly executed and dated as of the Closing Date, as to the incumbency of each officer of the Sellers executing this Agreement or the Ancillary Agreements or any document related thereto, attaching and certifying the organizational documents of each Seller, all of the resolutions adopted by the shareholders and board of directors of each Seller relating to this Agreement or the Ancillary Agreements, and a certificate for Seller issued by the Secretary of State of the California as to the good standing.

(h)            The consent and approval of the PPP Lender to the transactions contemplated by this Agreement shall have been obtained and the PPP Escrow Agreement shall have been entered into, or concurrently herewith will be entered into, by the Sellers and the PPP Escrow Agent.

(i)             A nondisclosure agreement, in a form reasonably acceptable to Buyer, duly executed by Jeffrey Wahba.

Section 6.2              Closing Deliveries of the Buyer.  At or prior to the Closing, the Buyer shall, or shall cause, the following to be delivered:

(a)            Each of the Ancillary Agreements, duly executed by Buyer.

(b)            A copy of the Buyer’s instructions to its transfer agent instructing the transfer agent to make a book-entry record in accordance with the transfer agent instructions (in form previously shared with the Seller), including appropriate restrictive and other legends required by applicable Law and evidencing such number of the Buyer Shares equal to the Equity Consideration, registered in the name of WSG.

(c)            Offer letters with each Key Employee duly executed by Buyer in the form attached hereto as Exhibit H.

                  ARTICLE VII
INDEMNIFICATION

Section 7.1              Survival.

(a)            All of the representations and warranties of the Seller Parties and the Buyer contained in this Agreement and any schedule, certificate or other document delivered pursuant hereto or in connection with the transactions contemplated hereby shall survive the Closing for eighteen (18) months; provided, however, that the representations and warranties set forth in Sections 2.1 and 4.1 relating to organization and existence, Sections 2.2, Section 3.1 and 4.2 relating to authority, Section 2.3(a), 2.3(b) and Section 3.2 relating to conflicts, Section 2.4(a) relating to the Purchased Assets, Section 2.24 related to the investment intent and status of WSG, and Sections 2.25, Section 3.4 and 4.5 relating to broker’s fees and finder’s fee (collectively referred to herein as the “Core Representations”) shall survive the Closing for seven (7) years, and any representation in the case of Fraud, shall survive the Closing indefinitely; provided, that the representations and warranties set forth in Section 2.13 relating to Taxes shall survive the Closing until the close of business on the sixtieth (60th) day following the expiration of the applicable statute of limitations with respect to the tax liabilities in question (giving effect to any waiver, mitigation or extension thereof) and the representations and warranties set forth in Section 2.8(c) relating to competition laws shall survive five (5) years.  The Parties agree that in the case of the survival period specified in this Section 7.1(a), they intend that the statute of limitations applicable to the subject matter of such representation shall apply notwithstanding the three (3) year general statute of limitations applicable to a claim for breach of contract pursuant to Section 8106(a), Title 10 of the Delaware Code (10 Del. C. § 8106(a)).

(b)            The respective covenants and agreements of the Sellers and the Buyer contained in this Agreement shall survive the Closing until the expiration of the statute of limitations following the date all performance thereunder was due to be performed.

(c)            Neither the Seller Parties nor the Buyer shall have any liability whatsoever with respect to any such representations and warranties unless written notice of an actual,  or threatened claim is given to the other Party prior to the expiration of the survival period for such representation and warranty, in which case such representation and warranty shall survive as to such claim until such claim has been finally resolved, without the requirement of commencing any Action in order to extend such survival period or preserve such claim.

Section 7.2              Indemnification by the Seller Parties.  From and after the Closing, the Seller Parties, jointly and severally, shall defend, indemnify and hold harmless the Buyer and its Affiliates and the respective Representatives, successors and assigns of each of the foregoing (collectively, the “Buyer Indemnified Parties”) from and against any and all losses, damages, liabilities, deficiencies, claims, interest, awards, judgments, penalties, costs and expenses (including reasonable and documented attorneys’ fees, costs and other out-of-pocket expenses incurred in investigating, preparing or defending the foregoing) (hereinafter collectively, “Losses”), asserted against, incurred, sustained or suffered by any of the foregoing as a result of, arising out of or relating to:

(a)            any breach of any representation or warranty made by the Seller Parties contained in this Agreement or any Ancillary Agreement;

(b)            any breach of any covenant or agreement by the Seller Parties contained in this Agreement or any Ancillary Agreement;

(c)            any and all liabilities of the Seller Parties arising from any claim related to employment practices, terms and conditions of employment, wages and hours, overtime payments, recordkeeping, employee classification, non-discrimination, non-harassment, non-retaliation, statutory sick leave, vacation treatment, meal and rest break requirements, employee leave, disability, the retention and classification of independent contracts, and other similar claims, in each case, that accrue on or before the Closing Date, including with respect to the matter set forth on Schedule 7.2(c);

(d)            any of the Excluded Liabilities;

(e)            any and all liabilities arising from the PPP Loan, including liabilities relating to (1) the repayment of the PPP Loan, (2) consents in respect of the PPP Loan (or the failure to obtain any such consents), (3) any misrepresentations or omissions in any application by a Seller Party relating to the PPP Loan or (4) any failure of the Sellers to be eligible for such PPP Loan or to comply with the applicable terms of the Paycheck Protection Program or other laws applicable to the PPP Loan;

(f)            any and all liabilities related to the Seller Parties arising from Competition Laws, including any breach of the representations and warranties set forth in Section 2.8(c) relating to Competition Laws;

(g)            any and all liabilities relating to the matters described on Schedule 2.1 of the Disclosure Schedules relating to periods prior to the Closing;

(h)            any and all liabilities relating to item number two listed on Schedule 2.9 of the Disclosure Schedules;

(i)            any and all liabilities relating to the automobile jointly owned by the Owner and WSG.

Section 7.3              Indemnification by the Buyer.  From and after the Closing, the Buyer shall save, defend, indemnify and hold harmless the Seller Parties, their Affiliates and their respective Representatives, successors and assigns of each of the foregoing from and against any and all Losses asserted against, incurred, sustained or suffered by any of the foregoing as a result of, arising out of or relating to:

(a)            any breach of any representation or warranty made by the Buyer contained in this Agreement or any Ancillary Agreement;

(b)            any breach of any covenant or agreement by the Buyer contained in this Agreement or any Ancillary Agreement; or

(c)            any of the Assumed Liabilities.

Section 7.4              Limits on Indemnification.

(a)            Notwithstanding anything to the contrary contained in this Agreement:  (a) an indemnifying party shall not be liable for any claim for indemnification pursuant to Section 7.2(a) or Section 7.3(a), as the case may be, unless and until the aggregate amount of indemnifiable Losses which may be recovered from the indemnifying party equals or exceeds $250,000 (the “Deductible”), in which case the indemnifying party shall be liable for the full amount of such Losses in excess of the Deductible, and (b) the maximum aggregate amount of indemnifiable Losses which may be recovered from an indemnifying party arising out of or relating to the causes set forth in Section 7.2(a) or Section 7.3(a), as the case may be, shall be an amount equal to the $250,000 (the “Cap”), provided, however, that in no event shall the Deductible or the Cap apply to indemnifiable Losses related to the Core Representations, or to any representation or warranty in the event of Fraud; provided, further, that the maximum aggregate amount of indemnifiable Losses which may be recovered from an indemnifying party arising out of or relating to a breach of any representation or warranty made in any Core Representation shall be an amount equal to the Purchase Price.  The indemnified party may not make a claim for indemnification under Section 7.2(a) or Section 7.3(a), as the case may be, for breach by the indemnifying party of a particular representation or warranty after the expiration of the survival period thereof specified in Section 7.1, except as otherwise provided in such Section.  For purposes hereof, the Seller Parties shall collectively be considered an “indemnifying party” and all limitations set forth above shall apply to the Seller Parties, in the aggregate.  Notwithstanding anything in this Agreement to the contrary, for the avoidance of doubt, the limitations, if any, on the Buyer’s right to recover under the R&W Insurance Policy shall be solely as set forth therein, and nothing in this Agreement shall impact the Buyer’s rights under the R&W Insurance Policy.

(b)            Notwithstanding any term to the contrary in this Agreement, the Equity Escrow Amount shall only be available to satisfy the indemnity obligations of the Seller Parties set forth in Section 7.2(f) (provided that, for the avoidance of doubt amount of such Equity Escrow Amount shall not act as a cap on such indemnification obligation).  The maximum aggregate amount of indemnifiable Losses which may be recovered from an indemnifying party arising out of or relating to the causes set forth in Section 7.2(f) shall be $10,000,000. If any Seller Party shall become obligated to pay one or more of the Buyer Indemnified Parties pursuant to Section 7.2(f), such amount shall be satisfied: (i) first, to the extent available, by disbursement from the Equity Escrow Amount equal to the amount of such indemnification obligation pursuant to a joint written instruction to the Escrow Agent (calculated based on the average closing price of such common stock over the five (5) trading days immediately preceding the date of the joint written instructions), and (ii) second, in the event such indemnification obligation exceeds the value recovered, or to be recovered, by the Buyer Indemnified Parties from the Equity Escrow Amount, then a direct payment of the amount of the applicable Losses by the Seller Parties, first from the Sellers and then, only if not paid by the Sellers within five (5) Business Days, the Owner, to such Buyer Indemnified Party. Notwithstanding anything to the contrary contained in this Agreement, the Seller Parties’ indemnification obligations pursuant to Section 7.2(f) shall survive the Closing until the five (5) year anniversary of the Closing Date, at which time it shall expire and be of no further force or effect.

(c)            Notwithstanding any term to the contrary in this Agreement, the Cash Escrow Amount shall only be available to satisfy the indemnity obligations of the Seller Parties set forth in Section 7.2(c) (provided that, for the avoidance of doubt amount of such Cash Escrow Amount shall not act as a cap on such indemnification obligation). In the event such indemnification obligation exceeds the amount remaining in the Cash Escrow Amount, then the Seller Parties shall become obligated to make a direct payment of the amount of the applicable Losses in excess of any remaining amounts in the Cash Escrow Amount to such Buyer Indemnified Party as follows; first from the Sellers and then, only if not paid by the Sellers within five (5) Business Days, the Owner.

(d)            Notwithstanding anything to the contrary in this Agreement, no indemnified party will be entitled to recover any punitive damages whatsoever pursuant to this Agreement, except  in the event of Fraud and/or a third party has been awarded punitive damages related to such claim.

(e)            In the event a Buyer Indemnified Party seeks indemnification from the Seller Parties pursuant to Section 7.2(a), then the Buyer shall seek to recover Losses related to such matter as follows: (a) first, after exhausting the Deductible (to the extent the Deductible is applicable to such claim), seek to recover Losses directly from the Sellers first and then, only if not paid by the Sellers within five (5) Business Days, the Owner up to the Cap (to the extent the Cap is applicable to such claim), (b) second, seek to recover Losses from the R&W Insurance Policy, to the extent that recovery therefrom is available, and (c) third, to the extent not recovered under the R&W Insurance Policy, seek to recover Losses directly from the Sellers first and then, only if not paid by the Sellers within five (5) Business Days, the Owner.  In the event a Buyer Indemnified Party seeks indemnification from the Seller Parties pursuant to Section 7.2(d) (but other than any claims based on Fraud) based on a claim or set of related claims involving facts and circumstances that on their face relate to both a breach of a representation or warranty of a Seller Party and an Excluded Liability, then the Buyer shall seek to recover Losses related to such matter as follows: (x) first, after exhausting the Deductible (to the extent the Deductible is applicable to such claim), seek to recover Losses directly from the Sellers first and then, only if not paid by the Sellers within five (5) Business Days, the Owner up to the Cap (to the extent the Cap is applicable to such claim), (y) second, seek to recover Losses from the R&W Insurance Policy, to the extent that recovery therefrom is available; provided however, there shall be no obligation to seek coverage from the R&W Insurance Policy for any matter excluded, excepted, prohibited, barred or otherwise not recoverable (or which would reasonably be expected not to be recoverable) from the coverage provided under the R&W Insurance Policy, and (z) third, to the extent not recovered or recoverable pursuant to subclauses (x) and (y) above, seek to recover Losses directly from the Sellers first and then, only if not paid by the Sellers within five (5) Business Days, the Owner

Section 7.5              Procedures.

(a)            After an indemnified party either (x) receives notice of any claim or the commencement of any Action by any third party which may give rise to a claim for indemnification from an indemnifying party hereunder (a “Third Party Claim”) or (y) has sustained any Losses not involving a Third Party Claim or Action which such indemnified party reasonably believes may give rise to a claim for indemnification from an indemnifying party hereunder, such indemnified party shall, if a claim in respect thereof is to be made against an indemnifying party under this Article VII hereof, promptly notify such indemnifying party in writing of such claim, Action or Losses, as the case may be; provided, however, that failure to timely notify the indemnifying party shall not relieve the indemnifying party of its indemnity obligation, except to the extent indemnifying party is actually and materially prejudiced in its ability to defend the action by such failure.  Any such notification must be in writing and must state in reasonable detail the nature and basis of the claim, Action or Losses, and an estimate of the Losses, to the extent known.  An indemnifying party shall have the right to assume and conduct the defense of any such Third Party Claim only if (1) the indemnifying party first provides written confirmation to the indemnified party of the indemnifying party’s indemnification responsibility for all Losses resulting to such Third Party Claim, (2) the assumption by the indemnifying party of such Third Party Claim could not reasonably be expected to cause a material adverse effect on the indemnified party’s business, (3) the indemnifying party shall use commercially reasonable efforts to diligently contest the Third Party Claim, and (4) the indemnifying party has sufficient resources, in the reasonable judgement of the indemnified party, to satisfy the amount of any adverse monetary judgement that is reasonably likely to result (the conditions set forth in clauses (1) through (4) being collectively referred to as the “Litigation Conditions”).  If the indemnifying party does not assume the defense of a Third Party Claim, the indemnified party may continue to defend the Third Party Claim, and the costs and expenses of such defense shall be additional Losses. If the indemnifying party has assumed the defense of the Third Party Claim as provided in this Section 7.5, the indemnified party shall have the right to participate in, and to be represented by counsel (at its own expense) in any such contest, defense, litigation or settlement conducted by the indemnifying party. The indemnifying party shall not be entitled, or shall lose its right to contest, defend, litigate and settle the Third Party Claim if any of the Litigation Conditions fails to be fulfilled at any time; provided that indemnified party first provided indemnifying party with ten (10) days’ written notice and an opportunity to cure such failure. Notwithstanding anything to the contrary herein, the indemnifying party shall not be entitled to assume control of such defense if (i) the Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation; (ii) the Third Party Claim seeks as a principal form of relief any form of remedy other than monetary damages; or (iii) upon petition by the indemnified party, the appropriate court rules that the indemnifying party failed or is failing to vigorously prosecute or defend such Third Party Claim.  If the indemnifying party has not assumed the defense of the Third Party Claim as provided in this Section 7.5, the indemnifying party shall have the right to participate in, and to be represented by counsel (at its own expense) in any such contest, defense, litigation or settlement conducted by the indemnified party.

(b)            Neither the indemnifying party nor the indemnified party, shall enter into any compromise or consent to a settlement of, or the entry of any judgment arising from, any such Third Party Claim without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), except that, with respect to any Third Party Claim not relating to Taxes, the indemnifying party shall be entitled to enter into a compromise or consent to the entry of a judgment and/or enter into any settlement without the consent of the indemnified party if such compromise, judgment or settlement requires only the payment of money (which payment is made in full by the indemnifying party) and fully releases the indemnified party from any liability associated with such Third Party Claim without any admission of wrongdoing.

(c)            No failure by an indemnifying party to acknowledge in writing its indemnification obligations under Article VII shall relieve it of such obligations to the extent such obligations exist.

Section 7.6              Remedies Not Affected by Investigation or Knowledge.  If the transactions contemplated hereby are consummated, the Seller Parties and the Buyer hereby acknowledge and agree that the Buyer shall have the right to seek indemnity for any Losses arising out of or relating to any breach of any representation, warranty or covenant contained herein, notwithstanding any investigation by or knowledge of the Buyer or any of its Representatives in respect of any fact or circumstances that reveals the occurrence of any such breach, whether before or after the execution and delivery hereof, but subject to the limitations set forth herein.

Section 7.7              Determination of Losses.  For purposes of determining whether any inaccuracy in, or breach of, any representation or warranty in this Agreement has occurred for purposes of Article VII hereof, and for the purposes of determining the amount of any Losses, any and all exceptions, limitations, restrictions, modifications, qualifications and exclusions contained in such representations and warranties that are based or conditioned on or refer to the terms “material adverse effect,” “material” and/or “materially” (including when “material” and “materially” are used as adjectives and/or adverbs) shall be disregarded.  Each Buyer Indemnified Party shall use commercially reasonable efforts to mitigate all Losses for which such Buyer Indemnified Party is or may be entitled to indemnification hereunder as required by Law.  If any Buyer Indemnified Party actually receives such insurance proceeds prior to being indemnified with respect to such Losses under this ARTICLE VII, the payment under this ARTICLE VII with respect to such Losses shall be reduced by the amount of such insurance proceeds, less reasonable attorney’s fees and other reasonable out-of-pocket expenses (including any retention/deductible under such insurance policy and any increase in premium attributable to such claim) incurred in connection with such recovery.  If a Buyer Indemnified Party actually receives such insurance proceeds after any Buyer Indemnified Party is indemnified with respect to some or all of such Losses, Buyer shall pay or shall cause such Buyer Indemnified Party to pay to WSG the lesser of (i) the amount of such insurance proceeds, less reasonable attorney’s fees and other reasonable out-of-pocket expenses (including any retention/deductible under such insurance policy and any increase in premium attributable to such claim) incurred in connection with such recovery and (ii) the amount actually paid by the Seller Parties to all Buyer Indemnified Parties with respect to such Losses.

Section 7.8              Claims.  The Buyer Indemnified Parties shall not have any claim for Losses under this Agreement to the extent such claim for Losses was resolved pursuant to the post-Closing Purchase Price adjustment procedures set forth in Article I.  No Party shall be indemnified for the same Loss more than once under this Agreement even if a claim for indemnification in respect of such Loss has been made as a result of a breach of more than one representation, warranty or covenant contained in this Agreement.

Section 7.9              Sole Remedy.  The indemnification provided for in this Article VII shall be the sole remedy of Buyer Indemnified Parties and Seller Parties and their respective successors or assigns in respect of any claim for damages arising under or out of this Agreement; provided, however, that the foregoing clause shall not be deemed a waiver of any right to specific performance or injunctive relief or any right or remedy with respect to a claim of Fraud.

ARTICLE VIII
GENERAL PROVISIONS

Section 8.1              Fees and Expenses.  Except as otherwise provided herein, all fees and expenses incurred in connection with or related to this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby shall be paid by the Party incurring such fees or expenses, whether or not such transactions are consummated; provided, that no such fees and expenses payable by a Seller Party shall be paid from any assets otherwise transferable to the Buyer pursuant hereto.

Section 8.2              Amendment and Modification.  This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of the Buyer and WSG.

Section 8.3              Waiver.  No failure or delay of either Party in exercising any right or remedy hereunder shall operate as a waiver thereof.  Any such waiver by a Party shall be valid only if set forth in writing by such Party.

Section 8.4              Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly given if delivered personally or sent by email, overnight courier or registered or certified mail, postage prepaid, to the address set forth below, or to such other address as may be designated in writing by such Party:

if to the Sellers or Owner, to:

Workforce Solutions Group, Inc.
14 Oakmont
Coto De Caza, CA 92679
Email: pjungster29@gmail.com
Attention: Pamela Jung

With a copy (which shall not constitute notice) to:

Bryan Cave Leighton Paisner LLP
1920 Main Street, Suite 1000
Irvine, CA 92614
Attention: Steven Sunshine, Esq. and Brett J. Souza, Esq.
E-mail: Ssunshine@bclplaw.com and BJSouza@bclplaw.com

if to the Buyer, to:

Cross Country Healthcare, Inc.
6551 Park of Commerce Blvd.
Boca Raton, FL 33487
Attention:  Susan Ball
E-mail: sball@crosscountry.com

With a copy (which shall not constitute notice) to:

Morgan, Lewis & Bockius LLP
1701 Market Street
Philadelphia, PA 19103
Attention: James W. McKenzie, Jr. and Michael Baxter
E-mail: james.mckenzie@morganlewis.com and michael.baxter@morganlewis.com

Section 8.5              Entire Agreement.  This Agreement constitutes the entire agreement, and supersedes all prior written agreements, arrangements and understandings and all prior and contemporaneous oral agreements, arrangements and understandings between the Parties with respect to the subject matter of this Agreement.  No Party to this Agreement shall have any legal obligation to enter into the transactions contemplated hereby unless and until this Agreement shall have been executed and delivered by each of the Parties.

Section 8.6              Third-Party Beneficiaries.  Except as provided in Article VII, nothing in this Agreement shall confer upon any person other than the Parties and their respective successors and permitted assigns any right of any nature.

Section 8.7              Governing Law; Consent to Jurisdiction.  This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.  The Parties agree that jurisdiction and venue in any action brought by any Party pursuant to this Agreement must be instituted in a court of competent jurisdiction located in New Castle County, Delaware and they hereby irrevocably submit to the exclusive jurisdiction of any such court.

Section 8.8              Assignment; Successors.  This Agreement may not be assigned by a Party without the prior written consent of the other Party, except that the Buyer may assign this Agreement or any rights set forth therein, in whole or in part, to any of its Affiliates.  Subject to the preceding sentence, this Agreement will be binding upon the Parties and their respective successors and assigns.

Section 8.9              Severability.  If any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

Section 8.10          Counterparts.  This Agreement may be executed in counterparts (including facsimile and electronic transmission counterparts), all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party.

Section 8.11          Section Headings; Construction.  The headings in this Agreement have been inserted for convenience only and shall not be deemed to limit or otherwise affect the construction of any provision hereof.  The use in this Agreement of the masculine pronoun shall be deemed to include the feminine or neuter, and vice versa, as the context may require.  The Parties have participated jointly in the negotiation and drafting of this Agreement, the Ancillary Agreements and the other documents and instruments executed and delivered in connection herewith with counsel experienced in investment transactions.  In the event an ambiguity or question of intent or interpretation arises, this Agreement, the Ancillary Agreements and the other documents and instruments executed and delivered in connection herewith shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of such agreements or instruments.  The definitions in this Agreement shall apply equally to both the singular and plural forms of the terms defined.  All references herein to articles, sections, exhibits and schedules shall be deemed to be references to articles and sections of, and exhibits and schedules to, this Agreement unless the context shall otherwise require.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  References to a Person are also to that Person’s permitted successors and permitted assigns.  Unless otherwise expressly provided herein, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified, supplemented or restated, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to documents or other materials “provided” or “made available” to the Buyer or similar phrases shall mean that such documents or other materials were present (and available for viewing by the Buyer and its representatives) at least two (2) Business Days prior to the date of this Agreement in the online data room hosted by Intralinks maintained by or on behalf of the Sellers for purposes of the transactions contemplated by this Agreement.

Section 8.12          Definitions.  Capitalized terms used herein without definition have the respective meanings assigned to such terms in Annex A and incorporated herein for all purposes of this Agreement (such definitions to be equally applicable to both the singular and plural forms of the terms defined).

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the Parties have duly executed and delivered this Asset Purchase Agreement as of the Closing Date.

BUYER:

CROSS COUNTRY HEALTHCARE, INC.

By:	/s/ Kevin C. Clark
Name: Kevin C. Clark
Title: Co-Founder and Chief Executive Officer

Signature Page to Asset Purchase Agreement

SELLERS:

WORKFORCE SOLUTIONS GROUP, INCORPORATED

By:	/s/ Pamela Jung
Name: Pamela Jung
Title: Chief Executive Officer

HEALTH TALENT STRATEGIES, INC.

By:	/s/ Pamela Jung
Name: Pamela Jung
Title: Chief Executive Officer

TALENT STRATEGIES, INC.

By:	/s/ Pamela Jung
Name: Pamela Jung
Title: Chief Executive Officer

OWNER:

/s/ Pamela Jung
Pamela Jung

Signature Page to Asset Purchase Agreement

ANNEX A

ANNEX A
Definitions

“Accounts Receivable” means all trade and other accounts receivable owing to Sellers (whether billed or unbilled).

“Affiliate” means any Person directly or indirectly controlling, controlled by or under common control with, another Person.

“Ancillary Agreements” means the Escrow Agreement, the PPP Escrow Agreement, the Bill of Sale, the Assignment and Assumption Agreement, the Employee Leasing Agreement, and such other documents reasonably requested by either Party.

“Applicable Accounting Principles” means GAAP applied on a basis consistent with the preparation of the Balance Sheet, provided, that in the event of a conflict between GAAP and consistent application thereof, GAAP shall prevail, and subject to such differences in accounting principles, policies and procedures as are set forth on Schedule 1.9.

“Assignment and Assumption Agreement” means an assignment and assumption agreement, substantially in the form attached hereto as Exhibit D, by and among the Buyer and the Sellers.

“Assumed Contracts” means, collectively, the Customer Contracts, the Vendor & Supplier Contracts, the Intellectual Property Contracts, the Other Contracts, and the Assumed Real Property Leases.

“Bill of Sale” means a bill of sale, substantially in the form attached hereto as Exhibit C, by and among the Sellers.

“Business” means the business of the Sellers as of the Closing Date and any other business activity that the Sellers have engaged in during the twelve (12) months prior to the Closing Date or plan to engage in as of the Closing Date.

“Business Day” means any day that is not a Saturday, Sunday or any other day on which banks are required or authorized by Law to be closed in Philadelphia, PA.

“Business Intellectual Property” means, collectively, Owned Intellectual Property and Licensed Intellectual Property.

“Business Unit” means the division of the Buyer (or its Affiliate) that is managed by a Key Employee or otherwise under the CCWSG division that conducts the business of (i) providing healthcare staffing, consulting and talent management solutions to healthcare-related organizations, and/or (ii) home healthcare services to healthcare organizations and/or senior and/or post-acute care facilities (excluding travelling nurses), in each case, to the extent related to the business as conducted by the Sellers as of the Closing Date, the business engaged in by the Sellers during the twenty four (24) month prior to the Closing Date, the business set forth on Schedule 1.13, or the business as Buyer and WSG may mutually agree in writing.

Annex A
1

“Buyer Shares” means a number of shares of common stock, par value $0.0001 per share, of the Buyer calculated pursuant to this Agreement.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (H.R. 748), the Consolidated Appropriations Act, 2021 (H.R. 133), and any successor legislation, together with any presidential memoranda or executive orders relating to the COVID-19 pandemic.

“Cash Escrow Amount” means $2,000,000.00.

“Cause” means (i) an act or acts of fraud or dishonesty by Ms. Jung which results in the personal enrichment of Ms. Jung or her Affiliate at the direct expense of the Buyer or its Affiliates; (ii) Ms. Jung’s pleading of guilty or nolo contendere to, or conviction of (x) any felony (other than third degree vehicular infractions), or (y) of any other crime or offense involving misuse or misappropriation of money or other property; or (iii) Ms. Jung’s (x) knowing, intentional and material breach of Buyer or its Affiliates Code of Conduct2 for senior officers or (y) Ms. Jung’s gross negligence or willful misconduct with respect to Ms. Jung’s duties or gross misfeasance of office that results in material harm to the Buyer or its Affiliates, in each cash, that is not cured by Ms. Jung within thirty (30) days after Ms. Jung receives written notice from Buyer specifying the occurrence of such Cause event, which notice must be given by Buyer to Ms. Jung within one hundred twenty (120) days after Buyer became aware of the occurrence of the Cause event.

“Closing Indebtedness Adjustment Amount” means an amount equal to (a) the Final Closing Indebtedness Amount minus (b) the Closing Indebtedness Amount, which number, for the avoidance of doubt, may be positive or negative.

“Closing Net Working Capital” means, as of 12:01 am Pacific Time and without duplication, an amount (which may be positive or negative) equal to (a) the sum of the Current Assets of the Business, excluding cash and cash equivalents (including restricted cash) and excluding any current and deferred Tax assets, minus (b) the sum of the Current Liabilities of the Business (excluding any current and deferred Tax liabilities), including, the following items: (i) accounts payable, and (ii) accrued expenses, all as reflected on the financial records of the Business, in each case before taking into account the consummation of the transactions contemplated hereby, and calculated and prepared in accordance with the Applicable Accounting Principles and the illustrative calculation of Closing Net Working Capital calculation assuming a Closing Date of March 31, 2021, attached hereto as Exhibit A. For the avoidance of doubt, the determination of Closing Net Working Capital, the calculation of the Purchase Price and the treatment of cash and cash equivalents shall be done so as to avoid double counting (whether positive or negative) of any component included therein.

“Closing Net Working Capital Adjustment Amount” means an amount equal to (a) the Closing Net Working Capital minus (b) the Target Net Working Capital, which number, for the avoidance of doubt, may be positive or negative.  Notwithstanding the foregoing, if the Closing Net Working Capital is less than $150,000 over or under the Target Net Working Capital, then for purposes hereof the Closing Net Working Capital Adjustment Amount shall equal $0.00.

2 Note to Sellers:   To be provided.

Annex A
2

“Code” means the Internal Revenue Code of 1986, as amended, including the rules and regulations thereunder and any substitute or successor provisions.

“Competition Laws” means the Sherman Antitrust Act of 1890, as amended, the Clayton Antitrust Act of 1914, as amended, the HSR Act, as amended, the Federal Trade Commission Act of 1914, as amended, the Robinson-Patman Act of 1936, as amended, and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade.

“Confidential Information” means any confidential information, including discoveries, concepts, ideas, research and development, prospective new products, know-how, formulae, inventions, compositions, manufacturing and production processes and techniques, methods of operation, technical data, procedures, designs, drawings, specifications, databases, customer lists, contact names and other information, supplier lists, contact names and other information, personnel information, competitor information, product information, pricing information, fee and cost information, business and marketing plans and methods, trade secrets, software, marks, plans, market information or other specialized information or proprietary matters, including any of the foregoing that constitute a protectable trade secret.

“Current Assets” means the current assets of the Business that are included in the Closing Net Working Capital calculation attached as Exhibit A.

“Current Liabilities” means the current liabilities of the Business that are included in the Closing Net Working Capital calculation attached as Exhibit A.

“Customer” means any person, firm, corporation, partnership, association or other entity to which a Seller, the Buyer or any of their respective Affiliates provided products or services during the 36‑month period prior to the time at which any determination shall be made that any such person, firm, corporation, partnership, association or other entity is a Customer.

“Employee Leasing Agreement” means that certain Employee Leasing Agreement substantially in the form of Exhibit E hereto.

“Environmental Law” means all Laws (including common law), statutes, regulations, rules, policy, guidance, ordinances, codes, orders, approvals and similar items, of any federal, state and local Governmental Authority and all judicial and administrative and regulatory writs, injunctions, decrees, judgments and orders relating to (A) occupational health or safety; (B) the protection of human health, natural resources or the environment; (C) the generation, treatment, storage, disposal, transportation, handling or Release of Hazardous Materials or Remediation of Releases; or (D) exposure of persons to Hazardous Materials. “Environmental Laws” includes Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Emergency Planning and Community Right-To-Know Act, 42 U.S.C. § 11001 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. § 136 et seq.; the Endangered Species Act, 16 U.S.C. § 1531, et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f et seq.; the Occupational Safety and Health Act 29 U.S.C. § 651 et seq.; and all state and local counterparts thereto.

Annex A
3

“Environmental Liabilities” means all fees (including, but not limited to, attorneys’ and consultants’ fees), costs and expenses (including, but not limited to, costs of investigation, monitoring and cleanup), claims, fines, penalties, judgments, settlements and liabilities, whether accrued, fixed or contingent, known or unknown, and whether or not included in a schedule to this Agreement, any of which are incurred at any time arising out of, based on or resulting from (A) the presence or Release of Hazardous Materials into the environment, on or prior to the Closing Date, at, in, on, under, about or from any Real Property or other location (whether or not owned or operated by the Sellers at the time such Hazardous Materials were present or released), (B) human exposure to Hazardous Materials or (C) any violation of Environmental Law by the Sellers on or prior to the Closing.

“Equity Escrow Amount” means a number of the Buyer Shares with an aggregate value of $2,500,000 calculated based on the average closing price of such common stock over the five (5) trading days immediately preceding the Closing Date.

“ERISA Affiliate” means each Person, trade or business that is part of a controlled group of Persons, trades or businesses under common control with Sellers within the meaning of Sections 414(b), (c), (m) or (o) of the Code or Sections or 4001(a)(14) or 4001(b) of ERISA.

“Escrow Agent” means Wilmington Trust, N.A.

“Escrow Agreement” means an escrow agreement, substantially in the form attached hereto as Exhibit F, by and among the Buyer, WSG and the Escrow Agent.

“Exchange” means the NASDAQ Stock Market (or such other exchange as the Buyer Shares may, at the applicable time, be trading).

“First Measurement Period” means the 12-month period beginning on the first day of the first full calendar month after the Closing Date.

“Fraud” shall mean fraud under Delaware common law by the Owner with respect to the making of any representation or warranty set forth in Article II or III of this Agreement or by the Buyer with respect to the making of any representation or warranty set forth in Article IV of this Agreement.

“GAAP” means generally accepted accounting principles in the United States.

“Good Reason” means any of the following events occur that are not cured by Buyer within thirty (30) days after Ms. Jung has given Buyer written notice specifying the occurrence of such Good Reason event, which notice must be given by Ms. Jung to the Buyer within one hundred twenty (120) days after Ms. Jung becoming aware of the occurrence of the Good Reason event: (i) a material diminution in Ms. Jung’s authority, duties or responsibilities, or an assignment to Ms. Jung of duties and responsibilities that are inconsistent with Ms. Jung’s status, title or position; (ii) a diminution in Ms. Jung’s base salary or target bonus percentage; or (iii) a relocation of Ms. Jung’s principal business location to a location more than 30 miles outside of Lake Forest, CA.

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“Governmental Authority” means any international, national, federal, state, provincial, county, municipal or local government, foreign or domestic, or any political subdivision of any of the foregoing, or any entity, authority agency, instrumentality, ministry or other similar body exercising executive, legislative, judicial, regulatory or administrative authority or functions of or pertaining to government, including any authority or other quasi-governmental entity or self-regulated organization established to perform any of such functions (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Gross Profit” means the total Revenue minus Specified Costs.

“Hazardous Materials” means any substance, material, chemical or waste, whether in solid, semisolid, liquid or gaseous form, (i) that is defined, listed, classified or regulated as a “hazardous waste,” “hazardous substance,” “toxic substance,” “pollutant” or “contaminant” under any Environmental Law; or (ii) the presence of which requires reporting, investigation, monitoring, maintenance, removal, abatement, mitigation or Remediation under any Environmental Law; or (iii) that causes or threatens to cause a nuisance, trespass or other tortious condition or poses a hazard to human health and safety or the environment; and including but not limited to gasoline, diesel fuel or other petroleum hydrocarbons, polychlorinated biphenyls, asbestos and asbestos-containing material, urea formaldehyde foam, lead-based paint, mold, radon, methane, 1,4 dioxane,  and per- and polyfluoroalkyl substances.

“HSR Act” means the Hart-Scott-Rodino Act of 1976, as amended.

“Indebtedness” of any Person means: (i) indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money, (ii) amounts owing as deferred purchase price for property or services, including all seller notes and “earn-out” payments, (iii) indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security, (iv) commitments or obligations by which such Person assures a creditor against Loss (including contingent reimbursement obligations with respect to letters of credit), (v) indebtedness secured by an Encumbrance on assets or properties of such Person, (vi) obligations or commitments to repay deposits or other amounts advanced by and owing to third parties, (vii) obligations under any interest rate, currency or other hedging agreement, (viii) obligations as lessee under leases that are or should be capitalized in accordance with GAAP, (ix) obligations under acceptance, letter of credit or similar facilities, or (x) guarantees or other contingent liabilities (including so called take-or-pay or keep-well agreements) with respect to any indebtedness, obligation, claim or liability of any other Person of a type described in clauses (i) through (ix) above.

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“Intellectual Property” means all worldwide intellectual and industrial property rights and assets of any kind, existing now or in the future, and all rights, interests and protection that are associated with, similar to, or required for the exercise of, any of the foregoing: (i) all patents, technology, inventions, developments, improvements, formulae, discoveries, methods and processes, (ii) all trademarks, service marks, trade names, brand names, trade dress, internet domain names and subdomain names, corporate names, social and mobile media identifiers, logos, slogans, and other source indicators, and the goodwill of the business symbolized thereby, together with all translations, adaptations, derivations, and combinations thereof (“Trademarks”), (iii) all copyrights, industrial designs and rights in works of authorship (including software, databases, advertising and promotional materials, product packaging, website and social or mobile media content) in any media, (iv) Confidential Information, (v) all registrations, applications, provisionals, divisionals, continuations, continuations in part, extensions, re-issues, re-examinations, renewals, foreign counterparts and equivalents of any of the foregoing, (vi) Software, (vii) royalties, fees, income, payments and other proceeds now or hereafter due or payable with respect to any and all of the foregoing, and (viii) all rights to any Actions to the extent related to the foregoing, whether accruing before, on or after the date hereof, including all rights to and claims for damages, restitution and injunctive relief for infringement, dilution, misappropriation, violation, misuse, breach or default, with the right but no obligation to sue for such legal and equitable relief, and to collect, or otherwise recover, any such damages.

“Intellectual Property Contracts” means (i) any license, sublicense or other contract relating to Owned Intellectual Property and (ii) any license, sublicense or other contract relating to Intellectual Property that is owned by any third Person, other than non-exclusive licenses entered into in the ordinary course of business or for Off-the-Shelf Software.

“Key Employee” means each of Pamela Jung, Stacy Burt, Bertha Futerer, Barbara Uzis, Jasmin Moreno and Lynne Rodgers.

“Knowledge” means, with respect to the Seller Parties, the actual knowledge, after reasonable inquiry, of the following individuals: Pamela Jung and Stacy Burt.

“Licensed Intellectual Property” means all Intellectual Property that any Person other than the Sellers owns and that the Sellers are permitted to use in the operation of the Business, whether or not used by the Sellers as of the Closing Date.

“Material Adverse Effect” means any circumstance or event which, individually or in the aggregate with any other circumstance or event, (a) is or would be reasonably expected to have a material adverse effect on the Business, the Purchased Assets and the Sellers, taken as a whole or (b) would prevent, materially delay or materially impede the performance by the Sellers of its obligations under this Agreement; provided, however, that, solely with respect to clause (a) above, none of the following changes, circumstances, events or effects constitute a Material Adverse Effect: (i) changes in general economic, financial market, business or geopolitical conditions, (ii) general changes or developments in the industry in which the Business operates, (iii) natural disasters or calamities, or anything relating to the COVID-19 pandemic, (iv) changes in any applicable Laws or applicable accounting regulations or principles or interpretations thereof, (v) any outbreak or escalation of hostilities or any acts of war or terrorism, (vi) the announcement or pendency of this Agreement and the transactions contemplated hereby or (vii) any action taken by any Seller or the Owner at the written request (email to suffice) or with the written consent (email to suffice) of the Buyer.

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“Measurement Period” means, as applicable, the First Measurement Period, Second Measurement Period or the Third Measurement Period.

“Off-the-Shelf Software” means licenses for commercially available, unmodified, prepackaged, off-the-shelf Software used by the Sellers solely for the Sellers’ own internal use with a replacement cost or aggregate fee, royalty, or other consideration for any such Software or group of related Software licenses of $20,000 or less.

“Owned Intellectual Property” means all Intellectual Property owned, or purported to be owned, by the Sellers.

“Paycheck Protection Program” means the “Paycheck Protection Program” set forth in subsection 36 of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)), as implemented, modified and amended by the Paycheck Protection Program Laws administrated by the U.S. Small Business Administration.

“Permitted Encumbrances” means (a) statutory liens of landlords and liens of carriers, warehousemen’s, mechanic’s, materialmen’s, and similar liens for amounts not yet due and payable for which adequate reserves have been established on the Sellers’ books and records, (b) liens for Taxes and/or utilities not yet due and payable or that are being contested in good faith through appropriate proceedings and for which adequate reserves have been established on the Sellers’ books and records, (c) in the case of real property, any restrictions, covenants, conditions, limitations, rights, rights of way, encumbrances, encroachments, reservations, easements, agreements and other matters of face or record that do not materially interfere with the conduct of the Business as presently conducted, and (d) minor imperfections of title, none of which, individually or in the aggregate, materially detracts from the value of the affected properties, or materially impairs the use of the affected properties in the manner such properties currently are being used or materially impairs the operations of the Sellers.

“Person” means any individual, corporation, limited liability company, partnership, company, sole proprietorship, joint venture, trust, estate, association, organization, labor union, Governmental Authority or other entity.

“PPP Escrow Agent” means U.S. Bank National Association.

“PPP Escrow Agreement” means an escrow agreement by and between the Sellers and the PPP Escrow Agent, in form and substance reasonably satisfactory to the Buyer and in compliance with the applicable requirements of the U.S. Small Business Administration Procedural Notice, substantially in the form attached hereto as Exhibit G.

“PPP Escrow Amount” means $5,989,878.60.

“PPP Lender” means U.S. Bank National Association.

“PPP Loan” means that certain U.S. Small Business Administration Note (SBA Loan No. 9747557201) in the principal amount of $5,872,430.00 made to the Sellers by the PPP Lender under the Paycheck Protection Program.

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“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date.

“Registered IP” means all Owned Intellectual Property, or Licensed Intellectual Property that is exclusively licensed to the Sellers, subject to registrations, applications for registration, or other filings with or issuances by a Governmental Authority or internet domain name registrar, in each case, that are that are included in the Purchased Assets.

“Release” means any spilling, leaking, pumping, emitting, emptying, pouring, discharging, depositing, injecting, escaping, leaching, migrating, dumping, or disposing (including the abandonment or discarding of barrels, containers or other receptacles containing Hazardous Materials) into the environment.

“Remediation” means (A) any remedial action, remedy, response or removal action as those terms are defined in 42 U.S.C. § 9601, (B) any corrective action as that term has been construed pursuant to 42 U.S.C. § 6924, and (C) any measures or actions required or undertaken to investigate, assess, evaluate, monitor, or otherwise delineate the presence or Release of any Hazardous Material in or into the environment or to prevent, clean up or minimize a Release or threatened release of Hazardous Materials.

“Revenue” means the sum of: (i) the Business Unit’s net revenue calculated in accordance with GAAP, plus (ii) five (5)% percent of the net revenue of the Buyer and its Affiliates calculated in accordance with GAAP that is contracted by a Key Employee on behalf of the Buyer or its Affiliate and filled outside of the Business Unit, minus (iii) five (5)% percent of the net revenue of the Business Unit calculated in accordance with GAAP that is contracted by Buyer or its Affiliates outside of the involvement of the Business Unit or any Key Employee and filled by the Business Unit.  For purposes of clarity, Revenue shall not be double-counted.

“R&W Insurance Policy” means that certain representation and warranty insurance policy issued by Ambridge Partners LLC with respect to the representations and warranties of the Seller Parties under this Agreement purchased by the Buyer in connection with the execution and delivery of this Agreement, as amended, supplemented or replaced.

“R&W Insurance Policy Cost” means an amount equal to: (i) fifty percent (50%) multiplied by (ii) the cost, premium, underwriting fees and surplus lines Taxes related to the R&W Insurance Policy.

“Second Measurement Period” means the 12-month period beginning on the first day of the first full calendar month after the one-year anniversary of the Closing Date.

 “Software” means all computer software (including data and related documentation) and databases, and any and all software implementations of algorithms, specifications, models and methodologies, whether in source code or object code, design documents, flow-charts, user manuals and training materials relating thereto and all translations, compilations, arrangements, adaptations, and derivative works thereof.

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“Specified Costs” means direct incremental costs, in accordance with GAAP, incurred in the production of Revenue that Seller has deducted from its computation of gross profit prior to the Closing.  Such costs shall include all payroll and related costs, including but not limited to taxes and workers compensation, of the employees of the Business Unit that are performing services for customers of the Business Unit.  For purposes of clarity, (x) costs shall only be accounted once, so any duplicative costs shall be ignored, and (y) Specified Costs shall exclude (i) any pre-employment costs such as background screening, physical examinations for professionals or other credentialing costs, and (ii) any costs pertaining to professional liability or health insurance for such employees.  Any direct incremental costs incurred in the delivery of a new service not offered in the 12 months prior to closing will be determined in accordance with GAAP.  For the avoidance of doubt, changes in methodology for estimates during the Measurement Period to ensure accuracy, completeness and timing of recognition of costs are permitted to the extent such are required to conform with GAAP.

“Straddle Period” means any taxable period beginning before and ending after the Closing Date.

“Target Net Working Capital” means $8,975,000.

“Taxes” means (i) all U.S. federal, state, local or foreign income, profits, gross receipts, net proceeds, alternative or add-on minimum, ad valorem, property, personal property (tangible and intangible), unclaimed property, escheat, value added, turnover, sales, use, environmental, stamp, leasing, user, excise, duty, franchise, capital stock, transfer, registration, license, withholding, social security (or similar), unemployment, disability, payroll, employment, fuel, excess or windfall profits, occupational, premium, severance, estimated or other similar taxes, customs, duties, assessments, fees, levies or other similar governmental charges, including any interest, penalty or addition thereto, whether disputed or not, and (ii) any liability for the payment of any amount of any type described in clause (i) (A) as a result of a Person being a transferee or a member of an affiliated or combined group before the Closing Date (including by reason of Treasury Regulation § 1.1502-6(a) or any analogous or similar foreign, state or local Law) or (B) as a transferee or successor, by contract, as a result of the operation of law or any express or implied obligation to indemnify any other Person.

“Tax Returns” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Territory” means the United States of America.

“Third Measurement Period” means the 12-month period beginning on the first day of the first full calendar month after the second anniversary of the Closing Date.

“Trademark” has the meaning set forth in the definition of Intellectual Property.

“Transfer” means, with respect to any Buyer Share, to sell, offer for sale, sell short, assign, loan, hypothecate, pledge, encumber, grant any option for the purchase of, enter into any hedging or similar transaction having the economic effect of a sale, dispose of or in any other manner transfer any of such Buyer Shares, whether voluntarily, by operation of law, by gift or otherwise.

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“Transition Date” means the Lease Termination Date as defined in the Employee Leasing Agreement.

“Treasury Regulations” means the regulations (including temporary regulations) promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references in this Agreement to sections of the Treasury Regulations will include any corresponding provision or provisions of succeeding, similar or substitute, temporary or final Treasury Regulations.

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 EXHIBIT A

SAMPLE CALCULATION OF CLOSING NET WORKING CAPITAL

EXHIBIT B

SELLERS’ DISCLOSURE SCHEDULES

EXHIBIT C

FORM OF BILL OF SALE

EXHIBIT D

FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

EXHIBIT E

FORM OF EMPLOYEE LEASING AGREEMENT

EXHIBIT F

FORM OF ESCROW AGREEMENT

EXHIBIT G

FORM OF PPP ESCROW AGREEMENT

EXHIBIT H

FORM OF OFFER LETTER

Schedule 1.13

•	Recruitment Process Outsourcing (RPO)
•	Retained Search
•	Talent Management (succession planning/assessment)
•	Talent Acquisition Team Evaluation
•	Contingent Workforce Evaluation

Schedule 6.1(b)

Consents of Governmental Authority

None.

Schedule 6.1(c)

Required Consents

The agreements with the following customers of the Business:
1.	AltaMed Health Services Corporation
2.	San Ysidro Health
3.	Harbor Health Services, Inc.
4.	Welbe Health, LLC

The following lease agreements:

1.
Office Lease, by and between HTS and 6055 Washington, LLC, dated as of April 24, 2013 as amended by that First Amendment, dated as of August 10, 2015, that Second Amendment, dated as of September 25, 2018, that Third Amendment, dated September 10, 2020, that Fourth Amendment, dated October 19, 2020, and that Fifth Amendment dated March 17, 2021.

2.	Lease Agreement, dated September 13, 2019, by and between EAS, LLC and WSG.

The agreements with the following vendors:
1.	PEO – consent to extend services/Health Plan policy through 12/31/21 and to carve out workers compensation
2.	Team Logic IT:
a.	Information Technology Services Agreement, dated February 1, 2017, between TeamLogic IT of Mission Viejo and Workforce Solutions Group
b.
Amendment to the Information Technology Services Agreement, dated December 15, 2020, between TeamLogic IT of Orange County and Workforce Solutions Group, Inc (amending that certain Agreement dated January 26, 2017 between TeamLogic IT of Orange County and WSG).